As filed with the Securities and Exchange Commission on February 14, 2003
                                   Registration Statement No. 333-______________




                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                               CIRTRAN CORPORATION
                         (Name of issuer in its charter)
                                 ---------------
      Nevada                         3672                      68-0121636
(State of incorporation)   (Primary Standard Industrial      (I.R.S. Employer
                           Classification Code Number)     Identification No.)

                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
    (Address and telephone number of registrant's principal executive offices and principal place of business)
                                ----------------
                                 IEHAB HAWATMEH
                              4125 SOUTH 6000 WEST
                          WEST VALLEY CITY, UTAH 84128
                                 (801) 963-5112
            (Name, Address and telephone number of agent for service)
                                ----------------
                                   Copies to:

                             JEFFREY M. JONES, ESQ.
                            C. PARKINSON LLOYD, ESQ.
                             DURHAM JONES & PINEGAR
                          111 EAST BROADWAY, SUITE 900
                           SALT LAKE CITY, UTAH 84111
                                 (801) 415-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [ x ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following boxes and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                  Proposed           Proposed
                                                                  Maximum            Maximum
                                         Amount                   Aggregate          Aggregate          Amount of
Title of Class of Securities             To be                    Price              Offering           Registration
to be Registered                         Registered (1)           Per Share          Price              Fee
----------------------------------------------------------------------------------------------------------------------

Common Stock,                           127,562,500 shares (2)    $0.04(3)       $ 5,102,500  (3)   $     470 (3)
$0.001 par value per share
                                        -------------------                      --------------     ---------
    Totals                              127,562,500 shares                       $ 5,102,500        $     470 (4)
                                        ===================                      ==============     =========
-------------------------------------------------------------------------------------------------------------------------

(1)        All shares offered for resale by the Selling Shareholders.

(2) Consisting of (i) up to 125,000,000 shares of common stock issuable to the Equity Line Investor under the Equity Line of Credit Agreement; and (ii) 2,562,500 shares issued to the Equity Line Investor and two other selling shareholders in connection with the Equity Line of Credit Agreement.

(3) The fee was estimated pursuant to Rule 457(c) under the Act on the basis of the average of the bid and asked price of CirTran's common stock as reported on the OTC Bulletin Board on February 10, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PRELIMINARY PROSPECTUS                 SUBJECT TO COMPLETION, DATED ______, 2002
--------------------------------------------------------------------------------





                               CIRTRAN CORPORATION
                              A Nevada Corporation

                           [CirTran Corporation Logo]

                       127,562,500 Shares of Common Stock
                                $0.001 per share

This prospectus relates to the resale of up to 127,562,500 shares (the "Shares") of common stock of CirTran Corporation, a Nevada corporation. Three of our shareholders, Cornell Capital Partners, LP (the "Equity Line Investor"), Westrock Advisors, Inc., and Butler Gonzales LLP (collectively with the Equity Line Investor, the "Selling Shareholders") are offering all of the Shares covered by this prospectus. The Selling Shareholders will receive all of the proceeds from the sale of the Shares and we will receive none of those proceeds. The Equity Line Investor is an underwriter of the Shares.

                            -------------------------

           Investment in the Shares involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before purchasing any of the Shares offered by this prospectus.

                            -------------------------

           CirTran Corporation common stock is quoted on the OTC Bulletin Board and trades under the symbol "CIRT". The last reported sale price of our common stock on the OTC Bulletin Board on February 10, 2003, was $0.04 per share. Nevertheless, the Selling Shareholder does not have to sell the Shares in transactions reported on the OTC Bulletin Board, and may offer its Shares through any type of public or private transactions.

                            -------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            -------------------------

                          ______________________, 2003

           CirTran has not registered the Shares for sale by the Selling Shareholders under the securities laws of any state. Brokers or dealers effecting transactions in the Shares should confirm that the Shares have been registered under the securities laws of the state or states in which sales of the Shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

           This prospectus is not an offer to sell any securities other than the Shares. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

           CirTran has not authorized anyone, including any salesperson or broker, to give oral or written information about this offering, CirTran, or the Shares that is different from the information included or incorporated by reference in this prospectus. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of this prospectus or any supplement to it. In this prospectus, references to "CirTran," "the Company," "we," "us," and "our," refer to CirTran Corporation and its subsidiaries.

                                TABLE OF CONTENTS

Summary about CirTran Corporation and this offering.............................................2
Risk factors....................................................................................4
Use of proceeds................................................................................10
Determination of offering price................................................................10
Description of business........................................................................10
Property.......................................................................................15
Management's discussion and analysis or plan of operation......................................17
Forward-looking statements.....................................................................23
Selling Shareholders...........................................................................23
Plan of distribution...........................................................................25
Regulation M...................................................................................26
Legal Proceedings..............................................................................26
Directors, executive officers, promoters and control persons...................................30
Commission's position on indemnification for Securities Act liabilities........................31
Security ownership of certain beneficial owners and management.................................32
Description of common stock....................................................................33
Certain relationships and related transactions.................................................34
Market for common equity and related stockholder matters.......................................35
Executive compensation.........................................................................37
Changes in and disagreements with accountants on accounting and financial disclosure...........39
Index to financial statements .................................................................40
Experts........................................................................................41
Legal matters..................................................................................41

               Summary about CirTran Corporation and this offering

CirTran Corporation

           CirTran Corporation is a Nevada corporation engaged in providing a mixture of high and medium size volume turnkey manufacturing services for electronics original equipment manufacturers ("OEMs") in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. These services include providing design and new product introduction services, just-in-time delivery on low-volume to medium-volume turnkey and consignment projects, and other value-added manufacturing services. Our manufacturing processes include the following: surface mount technology, ball-grid array assembly and pin-through-hole technology, which are all methods of attaching electronic components to circuit boards; manufacturing and test engineering support and design for manufacturability; and in-circuit and functional test and full-system mechanical assembly. We also design and manufacture Ethernet cards that are used to connect computers through fiber optic networks and market these cards through an international network of distributors, value-added resellers and system integrators.

           We incorporated in Nevada in 1987 under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. We were largely inactive until the year 2000, when we effected a reverse split in our common stock, reducing our issued and outstanding shares to 116,004. In July 2000, we issued 10,000,000 shares of common stock to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., a Utah corporation. The shares we issued to Circuit Technology in connection with the acquisition represented approximately 98.6% of our issued and outstanding common stock immediately following the acquisition.

           Effective August 6, 2001, we effected a 1:15 forward split and stock distribution which increased the number of our issued and outstanding shares of common stock from 10,420,067 to 156,301,005. We also increased our authorized capital from 500,000,000 to 750,000,000 shares of common stock.

           Our address is 4125 South 6000 West, West Valley City, Utah 84128, and our phone number is (801) 963-5112.

This offering

           On November 5, 2002, we entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell Capital Partners, LP, a private investor (the "Equity Line Investor"). Under the Equity Line Agreement, we have the right to draw up to $5,000,000 from the Equity Line Investor against an equity line of credit (the "Equity Line"), and to put to the Equity Line Investor shares of our common stock in lieu of repayment of the draws. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. The Equity Line Investor is required under the Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading-day period used to determine the market price.

           In connection with the Equity Line Agreement, we granted registration rights to the Equity Line Investor, in connection with which we filed this prospectus and the registration statement of which it is a part. We are required to use our best efforts to have this registration statement and prospectus declared effective by the SEC, and we are unable to draw on the Equity Line until this registration statement has been declared effective.

           Additionally, in connection with the Equity Line Agreement, we issued 2,375,000 shares of common stock to the Equity Line Investor; 125,000 shares of common stock to Westrock Advisors, Inc., ("Westrock"), who acted as a finder in connection with the Equity Line Agreement; and 62,500 shares to Butler Gonzales, LLP ("Butler Gonzales"), as partial payment of legal fees in connection with the Equity Line Agreement.

           The Equity Line Investor, Westrock, and Butler Gonzales are the Selling Shareholders who will be selling the shares covered by this prospectus and the registration statement of which it is a part.

                                  Risk Factors

           In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves significant and substantial risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks Related to Our Operations

We have a history of operating losses and we expect to continue to generate losses, which could have a material adverse impact on our ability to operate profitably.

           Our expenses are currently greater than our revenues. We have had a history of losses and our accumulated deficit was $13,080,492 at December 31, 2001, and $14,380,329 at September 30, 2002. Our net loss from operations for the nine-month period ending September 30, 2002 was $1,299,837, and our net loss from operations for the year ending December 31, 2001 was $2,933,084. Though our gross profit margin has improved over the last two years, our level of sales has declined during the same period. Our ability to operate profitably depends on our ability to increase our sales and achieve sufficient gross profit margins for sustained growth. We can give no assurance that we will be able to increase our sales sufficiently to enable us to operate profitably, which could have a material adverse impact on our business.

Our current liabilities exceed our current assets by a significant amount, and we may not continue as a going concern.

           Our financial statements indicate a trend of an increasingly larger excess of current liabilities over current assets. Our current liabilities exceeded our current assets by the following amounts as of the dates indicated:
$3,323,654 as of December 31, 1999; $5,664,395 as of December 31, 2000;
$7,832,259 as of December 31, 2001; and $5,448,391 at September 30, 2002. This
trend raises substantial doubt about our ability to continue as a going concern. Unless we obtain additional financing through operations, investment capital or otherwise, there is significant doubt we will be able to meet our obligations as they come due and will be unable to execute our long-term business plans.

The "going concern" paragraph in the reports of our independent public accountants for the years ended December 31, 2001, 2000, and 1999 raises doubts about our ability to continue as a going concern.

           The independent public accountants' reports for our financial statements for the years ended December 31, 2001, 2000, and 1999 include an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. This may have an adverse effect on our ability to obtain financing for our operations and to further develop and market our products.

Our volume of sales has decreased significantly over the last two years, and there is no guarantee that we will be able to increase sales. This decrease in sales volume could have a material adverse impact on our ability to operate our business profitably.

           Our sales volume is on a downward trend, as indicated by the following levels of net sales for the periods indicated: $9,860,489 for the year ending December 31, 1999; $6,373,096 for the year ending December 31, 2000; $1,870,848 for the year ended December 31, 2001; and $1,981,103 for the nine-month period ended September 30, 2002, compared to $1,545,020 during the same period in 2001. On an annualized basis, this trend indicates a 73% decrease in sales from 1999 through the third quarter of 2002. Even though our gross profit has improved substantially during the same period, unless we are successful in increasing both sales and net profit margins, there is significant doubt that we will be able to continue as a going concern.

We need to raise additional capital but, due to our current financial situation, we may not be able to do so. If we are unable to raise sufficient capital to finance our operations, we may not be able to continue as a going concern.

           As of December 31, 2001, our monthly operating costs and interest expenses averaged approximately $205,000 per month. As of September 30, 2002, this amount had decreased to approximately $145,000 per month. Nevertheless, as income from operations is not sufficient to meet these expenses, we must depend on other sources of capital to fund our operations. We have operated without a line of credit since February 2000, and it is unlikely that we will be able, in our current financial condition, to obtain additional debt financing; and if we did acquire more debt, we would have to devote additional cash flow to pay the debt and secure the debt with assets. Therefore, we likely will have to rely on equity financing to meet our anticipated capital needs. We recently entered into a private equity line of credit to provide financing, but the funds available may not be sufficient to sustain our operations beyond June 30, 2005. There can be no assurances that we will be successful in obtaining additional capital. If we issue additional shares in connection with debt or equity financing, this will serve to dilute the value of our common stock and existing shareholders' positions. If we are unsuccessful in obtaining additional funding to finance our operations, there is serious doubt that we will be able to continue as a going concern.

We have significant short-term debt which we are not currently able to fully service.

           As of September 30, 2002, we have significant short-term debt, including approximately $1.30 million in accounts payable, $1.55 million in demand notes due certain of our shareholders, and $3.23 million in accrued liabilities, over half of which consist of delinquent federal and state payroll taxes (see "Legal Proceedings"). We are currently not able to fully service this debt. We are attempting to negotiate forbearance agreements with many of our creditors and to restructure our short-term debt. There can be no assurance that we will be successful in these efforts.

We are involved in several legal proceedings that may give rise to significant liabilities.

           We have accrued delinquent payroll tax liabilities in excess of $2.22 million and have not yet come to a final resolution of a payment schedule with respect to most of this amount. Though we are attempting to negotiate settlements to all of the various claims against us, there can be no assurance that we will be successful in those negotiations or that, if successful, we will be able to service any payment obligations which may result from such settlements.

We are dependent on the continued services of our President, and the untimely death or disability of Iehab Hawatmeh could have a serious adverse effect upon our company.

           We view the continued services of our president, Iehab Hawatmeh, as critical to the success of our company. Though we have an employment agreement with Mr. Hawatmeh (see "Executive Compensation"), and a key-man life insurance policy, the untimely death or disability of Mr. Hawatmeh could have a serious adverse affect on our operations.

We have a limited product offering, and some of our key technologies are still in the product development stage, which could have a material adverse impact on our ability to generate revenues from operations.

           We are a full-service contract electronics manufacturer servicing OEMs in the following industries: communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical and semi-conductor. We conduct our operations through two main divisions: circuit board manufacturing and assembly, and Ethernet card design and manufacture. Presently, there are a limited number of commercially available applications or products incorporating our technologies. For us to be ultimately successful, sales from these product offerings must be substantially greater. An additional element of our business strategy is to achieve revenues through appropriate strategic alliances, co-development arrangements, and license arrangements with third parties. There can be no assurance that these collaboration and license agreements will generate material revenues for our business in the future.

Risks Related to Our Industry

The variability of customer requirements in the electronics industry could adversely affect our results of operations.

           Electronic manufacturing service providers must provide increasingly rapid turnaround time for their original equipment manufacturer (OEM) customers. We do not obtain firm, long-term purchase commitments from our customers and have experienced a demand for reduced lead-times in customer orders. Our customers may cancel their orders, change production quantities or delay design and production for several factors. Cancellations, reductions or delays by a customer or group of customers could adversely affect our results of operations. Additional factors that affect the electronics industry and that could have a material adverse effect on our business include the inability of our customers to adapt to rapidly changing technology and evolving industry standards and the inability of our customers to develop and market their products. If our customers' products become obsolete or fail to gain commercial acceptance, our results of operations may be materially and adversely affected.

Our customer mix and base fluctuates significantly, and responding to these fluctuations could cause us to lose business or have delayed revenues, which could have a material adverse impact on our business.

           The majority of our revenue is generated from our contract manufacturing services. Our customers include electronics, telecommunications, networking, automotive, gaming and medical device OEMs that contract with us for the manufacture of specified quantities of products at a particular price and during a relatively short period of time. As a result, the mix and number of our clients varies significantly from time to time. Responding to the fluctuations and variations in the mix and number of our clients can cause significant time delays in the operation of our business and the realization of revenues from our clients. These delays could have a material adverse impact on our business.

Our industry is subject to rapid technological change. If we are not able to adequately respond to changes, our services may become obsolete or less competitive and our operating results may suffer.

           We may not be able, especially given our lack of financial resources, to effectively respond to the technological requirements of a changing market, including the need for substantial additional capital expenditures that may be required as a result of these changes. The electronics manufacturing services industry is characterized by rapidly changing technology and continuing process development. The future success of our business will depend in large part upon our ability to maintain and enhance our technological capabilities and successfully anticipate or respond to technological changes on a cost-effective and timely basis. In addition, our industry could in the future encounter competition from new or revised technologies that render existing technology less competitive or obsolete.

There may be shortages of required components which could cause us to curtail our manufacturing or incur higher than expected costs.

           Component shortages or price fluctuations in such components could have an adverse effect on our results of operations. We purchase the components we use in producing circuit board assemblies and other electronic manufacturing services and we may be required to bear the risk of component price fluctuations. In addition, shortages of electronic components have occurred in the past and may occur in the future. These shortages and price fluctuations could potentially have an adverse effect on our results of operations.

Risks Related to the Offering

Holders of CirTran common stock are subject to the risk of additional and substantial dilution to their interests as a result of the issuances of common stock in connection with the Equity Line.

           Introduction

           The following table describes the number of shares of common stock that would be issuable, assuming that the full amounts of the Equity Line had been put to the Equity Line Investor (irrespective of the availability of registered shares), and further assuming that the applicable conversion or exercise prices at the time of such conversion or exercise were the following amounts:


                                                   Shares
    Hypothetical Conversion                 issuable upon puts
             Price                        aggregating $5,000,000
            $0.02                              250,000,000
            $0.03                              166,666,667
            $0.04                              125,000,000
            $0.05                              100,000,000
            $0.10                               50,000,000
            $0.15                               33,333,333
            $0.25                               20,000,000
            $0.50                               10,000,000

           Given the formulas for calculating the shares to be issued under the Equity Line, there effectively is no limitation on the number of shares of common stock which may be issued in connection with a put under the Equity Line, except for the number of shares registered under this prospectus and the registration statement of which it is a part. If the market price of the common stock decreases, the number of shares of common stock issuable in connection with the Equity Line will increase and, accordingly, the aggregate amount of draws under the Equity Line will decrease. Accordingly, despite our right to draw up to $5,000,000 under the Equity Line Agreement, we may run out of shares registered under this prospectus and the registration statement of which it is a part to issue to the Equity Line Investor in connection with our draws. The following table demonstrates the correlation between share price decline and decreases in aggregate draw amounts available, given the maximum 125,000,000 shares of Class A common stock registered under this prospectus and the registration statement of which it is a part:


                                         Shares issuable upon puts, up to a      Maximum draws available, up to
    Hypothetical Conversion Price              maximum of 125,000,000                      $5,000,000

                $0.02                               125,000,000                            $2,500,000
                $0.03                               125,000,000                            $3,750,000
                $0.04                               125,000,000                            $5,000,000
                $0.05                               100,000,000                            $5,000,000
                $0.10                                50,000,000                            $5,000,000
                $0.15                                33,333,333                            $5,000,000
                $0.25                                20,000,000                            $5,000,000
                $0.50                                10,000,000                            $5,000,000


Our issuances of shares under the Equity Line likely will result in overall dilution to market value and relative voting power of previously issued common stock, which could result in substantial dilution to the value of shares held by shareholders prior to sales under this prospectus.

           The issuance of common stock in connection with the draws under the Equity Line may result in substantial dilution to the equity interests of holders of CirTran common stock other than the Equity Line Investor. Specifically, the issuance of a significant amount of additional common stock will result in a decrease of the relative voting control of our common stock issued and outstanding prior to the issuance of common stock in connection with the Equity Line. Furthermore, public resales of our common stock by the Equity Line Investor following the issuance of common stock in connection with the Equity Line likely will depress the prevailing market price of our common stock. Even prior to the time of actual conversions, exercises and public resales, the market "overhang" resulting from the mere existence of our obligation to honor such conversions or exercises could depress the market price of our common stock.

Existing shareholders likely will experience increased dilution with decreases in market value of common stock in relation to our issuances of shares under the Equity Line, which could have a material adverse impact on the value of their shares.

           The formula for determining the number of shares of common stock to be issued under the Equity Line is based, in part, on the market price of the common stock and is equal to the lowest closing bid price of our common stock over the five trading days after the put notice is tendered by us to the Equity Line Investor. As a result, the lower the market price of our common stock at and around the time we put shares under the Equity Line, the more shares of our common stock the Equity Line Investor receives. Any increase in the number of shares of our common stock issued upon puts of shares as a result of decreases in the prevailing market price would compound the risks of dilution described in the preceding paragraph.

There is an increased potential for short sales of our common stock due to the sales of shares put to the Equity Line Investor in connection with the Equity Line, which could materially effect the market price of our stock.

           Downward pressure on the market price of our common stock that likely will result from sales of our common stock by the Equity Line Investor issued in connection with a put under the Equity Line could encourage short sales of common stock by the Equity Line Investor. Significant amounts of such short selling could place further downward pressure on the market price of our common stock.

The restrictions on the extent of puts may have little if any effect on the adverse impact of our issuance of shares under the Equity Line, and as such, the Equity Line Investor may sell a large number of shares, resulting in substantial dilution to the value of shares held by our existing shareholders.

           We are prohibited from putting shares to the Equity Line Investor under the Equity Line if such put would result in that investor holding more than 9.9% of the then outstanding common stock. These restrictions, however, do not prevent the Equity Line Investor from selling shares of common stock received in connection with a put, and then receiving additional shares of common stock in connection with a subsequent put. In this way, the Equity Line Investor could sell more than 9.9% of the outstanding common stock in a relatively short time frame while never holding more than 9.9% at one time.

The trading market for our common stock is limited, and investors who purchase shares from the Equity Line Investor may have difficulty selling their shares.

           The public trading market for our common stock is limited. On July 15, 2002, our common stock was listed on the OTC Bulletin Board. Nevertheless, an established public trading market for our common stock may never develop or, if developed, it may not be able to be sustained. The OTCBB is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than other markets. Purchasers of our common stock therefore may have difficulty selling their shares should they desire to do so.

The selling shareholders may sell common stock at any price or time, which could result in a decrease in the market price of our common stock and a resulting decrease in the value of shares held by existing shareholders..

           Upon effectiveness of this registration statement, the Equity Line Investor may offer and sell the shares of common stock received in connection with puts under the Equity Line Agreement at a price and time determined by the Equity Line Investor. The other Selling Shareholders similarly may sell the shares they received in connection with the Equity Line Agreement at prices and times determined by them. The timing of sales and the price at which the shares are sold by the Selling Shareholders could have an adverse effect upon the public market for our common stock. There is no underwriter involved in the offering of the shares held by or to be received by the Equity Line Investor, and there can be no guarantee that the disposition of those shares will be completed in a manner that is not disruptive to the market for our common stock.

Our common stock is considered a penny stock. Penny stocks are subject to special regulations, which may make them more difficult to trade on the open market.

           Securities in the OTC market are generally more difficult to trade than those on the Nasdaq National Market, the Nasdaq SmallCap Market or the major stock exchanges. In addition, accurate price quotations are also more difficult to obtain. The trading market for our common stock is subject to special regulations governing the sale of penny stock.

           A "penny stock," is defined by regulations of the Securities and Exchange Commission as an equity security with a market price of less than $5.00 per share. However, an equity security with a market price under $5.00 will not be considered a penny stock if it fits within any of the following exceptions:

          o the equity security is listed on Nasdaq or a national securities exchange;

          o the issuer of the equity security has been in continuous operation for less than three years, and either has (a) net tangible assets of at least $5,000,000, or (b) average annual revenue of at least $6,000,000; or

          o the issuer of the equity security has been in continuous operation for more than three years, and has net tangible assets of at least $2,000,000.

           If you buy or sell a penny stock, these regulations require that you receive, prior to the transaction, a disclosure explaining the penny stock market and associated risks. Furthermore, trading in our common stock would be subject to Rule 15g-9 of the Exchange Act, which relates to non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend our securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if their market price is at least $5.00 per share.

           Penny stock regulations will tend to reduce market liquidity of our common stock, because they limit the broker-dealers' ability to trade, and a purchaser's ability to sell the stock in the secondary market. The low price of our common stock will have a negative effect on the amount and percentage of transaction costs paid by individual shareholders. The low price of our common stock may also limit our ability to raise additional capital by issuing additional shares. There are several reasons for these effects. First, the internal policies of many institutional investors prohibit the purchase of low-priced stocks. Second, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. Third, some brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. Finally, broker's commissions on low-priced stocks usually represent a higher percentage of the stock price than commissions on higher priced stocks. As a result, our shareholders will pay transaction costs that are a higher percentage of their total share value than if our share price were substantially higher.

The price of our common stock is volatile, and an investor may not be able to resell our shares at or above the purchase price.

           In recent years, the stock market in general, and the OTC Bulletin Board and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of operating results.

There may be additional unknown risks which could have a negative effect on us and our business.

           The risks and uncertainties described in this section are not the only ones facing CirTran. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the foregoing risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline.

                                 Use of Proceeds

           All of the shares of common stock issued in connection with the Equity Line, if and when sold, are being offered and sold by the Selling Shareholders or their pledgees, donnees, transferees, or other successors in interest. We will not receive any proceeds from those sales.

                         Determination of Offering Price

           The Selling Shareholders may sell our common stock at prices then prevailing or related to the then current market price, or at negotiated prices. The offering price may have no relationship to any established criteria or value, such as book value or earnings per share. Additionally, because we have not generated any profits for several years, the price of our common stock is not based on past earnings, nor is the price of the shares of our common stock indicative of current market value for the assets we own. No valuation or appraisal has been prepared for our business or possible business expansion.

                             DESCRIPTION OF BUSINESS

           We are a full-service contract electronics manufacturer servicing OEMs in the following industries: communications, networking, peripherals, gaming, law enforcement, consumer products, telecommunications, automotive, medical and semi-conductor. We conduct our operations through two main divisions: circuit board manufacturing and assembly and Ethernet card design and manufacture.

Industry Background

           The contract electronics manufacturing industry specializes in providing the program management, technical and administrative support and manufacturing expertise required to take an electronic product from the early design and prototype stages through volume production and distribution. The goal is to provide a quality product, delivered on time and at the lowest cost, to the OEM. This full range of services gives the OEM an opportunity to avoid large capital investments in plant, inventory, equipment and staffing and to concentrate instead on innovation, design and marketing. By using our contract electronics manufacturing services, our customers have the ability to improve the return on their investment with greater flexibility in responding to market demands and exploiting new market opportunities. Many OEMs now consider contract manufacturers an integral part of their business and manufacturing strategy. Accordingly, the contract electronics manufacturing industry has experienced significant growth as OEMs have established long-term working arrangements with contract manufacturers such as us.

           We believe two important trends have developed in the contract electronics manufacturing industry. First, we believe OEMs increasingly require contract manufacturers to provide complete turnkey manufacturing and material handling services, rather than working on a consignment basis where the OEM supplies all materials and the contract manufacturer supplies only labor. Turnkey contracts involve design, manufacturing and engineering support, the procurement of all materials, and sophisticated in-circuit and functional testing and distribution. The manufacturing partnership between OEMs and contract manufacturers involves an increased use of "just-in-time" inventory management techniques that minimize the OEM's investment in component inventories, personnel and related facilities, thereby reducing costs.

           We believe a second trend in the industry has been the increasing shift from pin-through-hole, or PTH, to surface mount technology, or SMT, interconnection technologies. Surface mount and pin-through-hole printed circuit board assemblies are printed circuit boards on which various electronic components, such as integrated circuits, capacitors, microprocessors and resistors are mounted. These assemblies are key functional elements of many types of electronic products. PTH technology involves the attachment of electronic components to printed circuit boards with leads or pins that are inserted into pre-drilled holes in the boards. The pins are then soldered to the electronic circuits. The drive for increasingly greater functional density has resulted in the emergence of SMT, which eliminates the need for holes and allows components to be placed on both sides of a printed circuit, contributing to size reductions of up to 50%. SMT requires expensive, highly automated assembly equipment and significantly more operational expertise than PTH technology. We believe the shift to SMT from PTH technology has increased the use of contract manufacturers by OEMs seeking to avoid the significant capital investment required for development and maintenance of SMT expertise.

Electronics Assembly and Manufacture

           Approximately 80% of our revenues are generated by our electronics assembly activities, which consist primarily of the placement and attachment of electronic and mechanical components on printed circuit boards and flexible (i.e., bendable) cables. We also assemble higher-level sub-systems and systems incorporating printed circuit boards and complex electromechanical components that convert electrical energy to mechanical energy, in some cases manufacturing and packaging products for shipment directly to our customers' distributors. In addition, we provide other manufacturing services, including refurbishment and remanufacturing. We manufacture on a turnkey basis, directly procuring any of the components necessary for production where the OEM customer does not supply all of the components that are required for assembly. We also provide design and new product introduction services, just-in-time delivery on low to medium volume turnkey and consignment projects and projects that require more value-added services, and price-sensitive, high-volume production. Our goal is to offer customers significant competitive advantages that can be obtained from manufacturing outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management and increased purchasing power.

           We intend to continue to offer our customers the most advanced manufacturing process technologies, including SMT, ball-grid array, or BGA, assembly, PTH technology, manufacturing and test engineering support and design for manufacturability, and in-circuit and functional test and full-system mechanical assembly. We believe we have developed substantial SMT expertise, including advanced, vision-based component placement equipment, which are machines that use integrated cameras controlled by computer software for precise placement of components on circuit boards. We believe that the cost of SMT assembly facilities and the technical capability required to operate a high-yield SMT operation are significant competitive factors in the market for electronic assembly. We also have the capability to manufacture cables, harnesses and plastic injection molding systems.

Ethernet Technology

           Through our subsidiary, Racore Technology Corporation, we design, manufacture, and distribute Ethernet cards. These components are used to connect computers through fiber optic networks. In addition, we produce private label, custom designed networking products and technologies on an OEM basis. Our products serve major industrial, financial, and telecommunications companies worldwide. We market our products through an international network of distributors, value added resellers, and systems integrators who sell, install, and support our entire product catalogue.

           Additionally, we have established key business alliances with major multinational companies in the computing and data communications industries for which we produce private label, custom designed networking products and technologies on an OEM basis. These alliances generally provide that Racore will either develop custom products or adapt existing Racore products to become part of the OEM customer's product line. In a typical contract, Racore will provide a product with the customer's logo, packaging, documentation, and custom software and drivers to allow the product to appear unique and proprietary to the OEM customer. Contract terms generally provide for a non-recurring engineering charge for the development and customization charges, together with a contractual commitment for a specific quantity of product over a given term. One recent example of Racore's custom-designed technology resulted in development of Ethernet cards according to the specifications of a Federal law enforcement agency and a subsequent $225,000 order in late June 2001 for these cards. Racore believes that these particular cards will have application in any industry where security from hackers is a major concern and that this new product could potentially generate significant new sales for Racore

Market and Business Strategy

           Our goal is to benefit from the increased market acceptance of, and reliance upon, the use of manufacturing specialists by many electronics OEMs. It is estimated by the IPC--Association Connecting Electronics Industries that the United States electronics manufacturing services industry market increased from $22.5 billion in 1998 to $34 billion in 2000. We believe the trend towards outsourcing manufacturing will continue. OEMs utilize manufacturing specialists for many reasons including the following:

           o To Reduce Time to Market. Due to intense competitive pressures in the electronics industry, OEMs are faced with increasingly shorter product life-cycles and, therefore, have a growing need to reduce the time required to bring a product to market. We believe OEMs can reduce their time to market by using a manufacturing specialist's manufacturing expertise and infrastructure.

           o To Reduce Investment. The investment required for internal manufacturing has increased significantly as electronic products have become more technologically advanced and are shipped in greater unit volumes. We believe use of manufacturing specialists allows OEMs to gain access to advanced manufacturing capabilities while substantially reducing their overall resource requirements.

           o To Focus Resources. Because the electronics industry is experiencing greater levels of competition and more rapid technological change, many OEMs are focusing their resources on activities and technologies which add the greatest value to their operations. By offering comprehensive electronics assembly and related manufacturing services, we believe manufacturing specialists allow OEMs to focus on their own core competencies such as product development and marketing.

           o To Access Leading Manufacturing Technology. Electronic products and electronics manufacturing technology have become increasingly sophisticated and complex, making it difficult for OEMs to maintain the necessary technological expertise to manufacture products internally. We believe OEMs are motivated to work with a manufacturing specialist to gain access to the specialist's expertise in interconnect, test and process technologies.

           o         To Improve Inventory Management and Purchasing Power.
                     Electronics industry OEMs are faced with increasing difficulties in planning, procuring and managing their inventories efficiently due to frequent design changes, short product life-cycles, large required investments in electronic components, component price fluctuations and the need to achieve economies of scale in materials procurement. OEMs can reduce production costs by using a manufacturing specialist's volume procurement capabilities. In addition, a manufacturing specialist's expertise in inventory management can provide better control over inventory levels and increase the OEM's return on assets.

           An important element of our strategy is to establish partnerships with major and emerging OEM leaders in diverse segments across the electronics industry. Due to the costs inherent in supporting customer relationships, we focus our efforts on customers with which the opportunity exists to develop long-term business partnerships. Our goal is to provide our customers with total manufacturing solutions for both new and more mature products, as well as across product generations.

           Another element of our strategy is to provide a complete range of manufacturing management and value-added services, including materials management, board design, concurrent engineering, assembly of complex printed circuit boards and other electronic assemblies, test engineering, software manufacturing, accessory packaging and post-manufacturing services. We believe that as manufacturing technologies become more complex and as product life cycles shorten, OEMs will increasingly contract for manufacturing on a turnkey basis as they seek to reduce their time to market and capital asset and inventory costs. We believe that the ability to manage and support large turnkey projects is a critical success factor and a significant barrier to entry for the market it serves. In addition, we believe that due to the difficulty and long lead-time required to change manufacturers, turnkey projects generally increase an OEM's dependence on its manufacturing specialist, which can result in a more stable customer base.

Suppliers; Raw Materials

           Our sources of components used in our electronics assembly business are either manufacturers or distributors of electronic components. These components include passive components, such as resisters, capacitors and diodes, and active components, such as integrated circuits and semi-conductors. Manufacturers who supply us include Siemens, Muriata-Erie, Texas Instruments, Fairchild, Harris and Motorola. Distributors from whom CirTran obtains materials include Avnet, Future Electronics, Arrow Electronics, Digi-key and Force Electronics. Shortages of various components used by CirTran in its assembly and manufacturing processes have been known to occur, but we endeavor to hedge against such shortages by using a variety of sources and, as much as possible, projecting our customer's needs.

Research and Development

           During 2001 and 2000, we and our predecessor corporation, Circuit Technology Inc., spent approximately $159,271 and $217,395, respectively, on research and development of new products and services. The costs of that research and development were paid for by our customers. In addition, during the same periods, our subsidiary, Racore, spent approximately $148,287 and $248,049, respectively. None of Racore's expenses were paid for by their customers. We remain committed, particularly in the case of Racore, to continuing to develop and enhance our product line as part of our overall business strategy.

Sales and Marketing

           Historically, we have had substantial recurring sales from existing customers, but we are now actively seeking out new customers to generate increased sales. We treat sales and marketing as an integrated process involving direct salespersons and project managers, as well as senior executives. We also use independent sales representatives in certain geographic areas.

           During the sale process, a customer provides us with specifications for the product it wants, and we develop a bid price for manufacturing a minimum quantity that includes manufacture engineering, parts, labor, testing, and shipping. If the bid is accepted, the customer is required to purchase the minimum quantity and additional product is sold through purchase orders issued under the original contract. Special engineering services are provided at either an hourly rate or at a fixed contract price for a specified task.

           In 2001, 97% of our net sales were derived from pre-existing customers, whereas during the year ended December 31, 2000, over 80% of our net sales were derived from customers that were also customers during 1999. Historically, a small number of customers accounted for a significant portion of our net sales. In 2001, however, no single customer accounted for more than 10% of our total sales, and our three largest customers accounted for approximately 25% of our total sales. During the year ended December 31, 2000, our largest customer, Osicom Technology and its successor, Entrada Networks, Inc., accounted for 30% of consolidated net sales. We are currently involved in settlement negotiations regarding a breach of contract proceeding with Osicom Technology and its successor, Entrada Networks, which late in 2000 cancelled a significant portion of a large outstanding order with us.

           During 2001, we operated without a line of credit and many of our vendors stopped credit sales of components used by us in the manufacture of products, thus hampering our ability to attract and retain turnkey customer business. In addition, financial constraints experienced in 2001 mandated a reduction in our general work force, including our sales department, which experienced a 50% reduction in size. These factors, as well as general economic conditions during the second half of 2001 resulted in a significant decrease in sales during the fiscal year.

     In September and October 2001, we issued several press releases relating to

          - Our "partnership with an offshore Malaysian entity . . . expects to commence bidding for multi-million dollar contracts through this entity in the very near future" in our September 19, 2001 press release;

          - InterMotive Products and the "two contracts for new products and the vehicle orders that are "projected to blossom into a million dollar contract manufacturing opportunity" for CirTran in our October 10, 2001 press release; and

          - The "implementation of . . . [new] software . . . bring CirTran the potential for multi-million dollar revenue relationships" in our October 16, 2001 press release.

           We entered into the partnership with the Malaysian entity outlined in the September 19, 2001, press release, to enable us to submit more competitive bids for larger production contracts. The Company also implemented the software referenced in the October 16, 2001, press release to enable us to bid more competitively for larger contracts. Through December 31, 2001, in connection with the relationship with the Malaysian entity, we bid on large-scale contracts ranging from approximately $6.7 million to $17 million, and through September 30, 2002, we bid on large-scale contracts ranging from approximately $5 million to $7 million. Although we feel that our relationship with the Malaysian entity will enable us to continue to bid competitively for the larger contracts, to date we have been unsuccessful at being selected as a supplier on any of the larger bids we submitted.

           Nevertheless, management feels that the Company's continued involvement these relationships enables the Company to continue to bid competitively for these larger bids.

           With respect to the contracts with Intermotive, Inc. ("Intermotive"), referenced in the October 10, 2001, press release, through September 30, 2002, we had entered into purchase orders with Intermotive ranging from approximately $5,000 to $55,000. The Company's relationship with Intermotive remains productive, and management believes that this relationship should continue to produce revenue for the Company, although there can be no guarantee that Intermotive will continue to order from us or that any future orders will be substantial.

           In the last quarter of 2001 and into 2002, we also took steps to increase our sales volume by adding three new sales representatives, hiring a sales manager, implementing software to access databases containing potential new customers and sales opportunities, and continuing our efforts to improve our competitive position by installing additional surface-mount technology equipment that had previously been at our Colorado location and by seeking ISO (International Organization for Standardization) 9002 certification, which we are hopeful of obtaining by the end of 2002. This certification would allow us to ensure to prospective customers that we comply with internationally-recognized quality production standards.

Material Contracts and Relationships

           We generally use form agreements with standard industry terms as the basis for our contracts with our customers. The form agreements typically specify the general terms of our economic arrangement with the customer (number of units to be manufactured, price per unit and delivery schedule) and contain additional provisions that are generally accepted in the industry regarding payment terms, risk of loss and other matters. We also use a form agreement with our independent marketing representatives that features standard terms typically found in such agreements.

Competition

           The electronic manufacturing services industry is large and diverse and is serviced by many companies, including several that have achieved significant market share. Because of our market's size and diversity, we do not typically compete for contracts with a discreet group of competitors. We compete with different companies depending on the type of service or geographic area. Certain of our competitors may have greater manufacturing, financial, research and development and marketing resources. We also face competition from current and prospective customers that evaluate our capabilities against the merits of manufacturing products internally.

           We believe that the primary basis of competition in our targeted markets is manufacturing technology, quality, responsiveness, the provision of value-added services and price. To remain competitive, we must continue to provide technologically advanced manufacturing services, maintain quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis and compete favorably on the basis of price.

Regulation

           We are subject to typical federal, state and local regulations and laws governing the operations of manufacturing concerns, including environmental disposal, storage and discharge regulations and laws, employee safety laws and regulations and labor practices laws and regulations. We are not required under current laws and regulations to obtain or maintain any specialized or agency-specific licenses, permits, or authorizations to conduct our manufacturing services. We believe we are in substantial compliance with all relevant regulations applicable to our business and operations.

Employees

           We employ 55 persons, 3 in administrative positions, 3 in engineering and design, 44 in clerical and manufacturing, and 3 in sales.

Property

           We lease approximately 40,000 square feet of office and manufacturing space in West Valley City, Utah, at a monthly lease rate of $16,000. The lease is renewable in November of 2006 for two additional ten-year periods. This facility serves as our principal offices and manufacturing facility and is leased from I&R Properties, LLC, a company owned and controlled by individuals who are officers, directors and principal stockholders. We believe our lease for the facility is on commercially reasonable terms.

Corporate Background

           We were incorporated in Nevada in 1987, under the name Vermillion Ventures, Inc., for the purpose of acquiring other operating corporate entities. On March 15, 1998, Vermillion issued 129,000,000 shares of common stock to acquire all of the outstanding stock of BMC Incorporated. This entity was unsuccessful in its bingo satellite business and was dissolved. In May 2000, Vermillion effected a 3,000-to-1 reverse split of its common stock, reducing the number of issued and outstanding shares to 116,004.

           On July 1, 2000, we issued a total of 10,000,000 shares of our common stock (representing approximately 98.6% of our total issued and outstanding common stock following such issuance) to acquire, through our wholly-owned subsidiary, CirTran Corporation (Utah), substantially all of the assets and certain liabilities of Circuit Technology, Inc., or Circuit. Of these shares, 800,000 were issued to Cogent Capital Corporation, a Utah corporation that provided financial and other consulting services to us in connection with the above-described acquisition. See "Certain Relationships and Related Transactions."

           Our core business was commenced by Circuit in 1993 by our president, Iehab Hawatmeh. Circuit enjoyed increasing sales and growth in the subsequent five years, going from $2.0 million in sales in 1994 to $15.4 million in 1998, leading to the purchase of two additional SMT assembly lines in 1998 and the acquisition of Racore Computer Products, Inc. in 1997. During that period, Circuit hired additional management personnel to assist in managing its growth, and Circuit executed plans to expand its operations by acquiring a second manufacturing facility in Colorado. Circuit subsequently determined in early 1999, however, that certain large contracts that accounted for significant portions of our total revenues provided insufficient profit margins to sustain the growth and resulting increased overhead. Furthermore, internal accounting controls then in place failed to apprise management on a timely basis of our deteriorating financial position. During the last several years, we have experienced significant losses (1999, $3,768,905; 2000, $4,179,654; 2001,
$2,933,084; Nine Month Period Ending September 30, 2002, $2,151,704) and increasing levels of debt. Our management has been addressing this situation by, among other things, re-directing our sales and manufacturing efforts to smaller contracts with higher profit margins and negotiating debt forbearance arrangements with many of our creditors.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

           We provide a mixture of high and medium size volume turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical, and semiconductor industries. Our services include pre-manufacturing, manufacturing and post-manufacturing services. Through our subsidiary, Racore Technology Corporation, we design and manufacture Ethernet technology products. Our goal is to offer customers the significant competitive advantages that can be obtained from manufacture outsourcing, such as access to advanced manufacturing technologies, shortened product time-to-market, reduced cost of production, more effective asset utilization, improved inventory management, and increased purchasing power.

Significant Accounting Policies

           Financial Reporting Release No. 60, which was recently released by the Securities and Exchange Commission, requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 of the Notes to the Financial Statements includes a summary of the significant accounting policies and methods used in the preparation of our Financial Statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

           Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. These principles require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Estimated amounts may differ under different assumptions or conditions, and actual results could differ from the estimates.

           Revenue Recognition

           Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

           Inventories

           Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Overhead costs are subject to management's discretion regarding which inventory and cost of sale accounts are subject to overhead allocation. Determining overhead costs also requires estimation based on management's allocation of indirect costs.

           When there is evidence that the inventory's value is less than original cost, the inventory will be lowered to market value. We evaluate market value on current resale amounts and whether there is technological obsolescence. Currently, some of our inventory is over one year old but still considered the industry standard and will continue to be used in the production process.

           The Company typically orders inventory on a customer-by-customer basis. In doing so the Company enters into binding agreements that the customer will purchase any excess inventory after all orders are complete. Approximately 78% of the total inventory is secured by these agreements.

           Checks Written in Excess of Cash in Bank

           Historically, banks have temporarily lent funds to us by paying out more funds than were in our accounts under existing lines of credit with those banks. Subsequent to May 2000, when Abacas purchase our line of credit obligation, the Company no longer had lines of credit with banks, and those loans were no longer available or made to us.

           Under our cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes. These overdrafts are included as a current liability in the balance sheets.

Related Party Transactions

           Certain transactions involving Abacas Ventures, Inc., the Saliba Private Annuity Trust and the Saliba Living Trust are regarded as related party transactions under FAS 57. Disclosure concerning these transactions is set out under "Liquidity and Capital Resources - Liquidity and Financing Arrangements," and in "Certain Relationships and Related Transactions."

Results of Operations

Comparison of Years Ended December 31, 2001 and 2000

         Sales and Cost of Sales

           Net Sales decreased 70.6% to $1,870,848 for the year ended December 31, 2001 as compared to $6,373,096 for the year ended December 31, 2000. The decrease is partially due to the loss of a major customer, Entrada Networks, Inc., successor in interest to Osicom Technologies, which generated approximately 30% of our total revenues in 2000. Additional factors include the following: operating without a line of credit; the unwillingness of many of our vendors to continue credit sales of components used by us in the manufacture of products, thus hampering our ability to attract and retain turnkey customer business; financial constraints which mandated a reduction in our general work force, including our sales department, which experienced a 50% reduction in size; and general economic conditions during the second half of 2001

           Cost of sales for the year ended December 31, 2001 was $2,340,273, as compared to $6,792,393 incurred during the prior year. Those costs as a percentage of net sales were 125% during 2001 as compared to 106.6% during 2000. We believe the increase in our already high cost of sales was primarily attributable to significant write- offs for obsolete inventory resulting from inadequate inventory control. These costs were offset, to some extent, through our sale, or use in the production process, of inventory totaling $205,287, which had been fully allowed against in previous periods. The effect of this is to reduce cost of sales as a percentage of sales.

           Lack of adequate inventory management and control has negatively affected our gross margins. We traditionally tracked inventory by customer rather than by like-inventory item, and, as a result, we often purchased new inventory to produce products for a new customer, when we likely may have had the necessary inventory on hand under a different customer name. This practice has led to a reserve for obsolescence and excess inventory, which for the year 2001 was $340,579, as compared to $545,866 in 2000, and has increased cost of sales. We have changed our method of managing and controlling our inventory so that we can identify inventory by a general part number, rather than a customer number, and we have instituted monthly reviews to better update and control our inventory. We believe these improvements have lead to better inventory control and will contribute to decreased cost of sales. If we are successful in decreasing our cost of sales, and if we are able to maintain and increase our levels of sales, we believe we will be successful in generating sufficient gross profit to cover our selling, general and administrative expenses.

           The following charts present (i) comparisons of sales, cost of sales and gross profit generated by our two main areas of operations, i.e., electronics assembly and Ethernet technology, during 2000 and 2001; and (ii) comparisons during these two years for each division between sales generated by pre-existing customers and sales generated by new customers.


------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                                 Year                   Sales              Cost of Sales           Gross Loss
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Electronics Assembly             2000           $           4,686,045  $           4,972,689  $           (286,644)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                                 2001                       1,352,085              1,718,687              (366,602)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Ethernet Technology              2000                       1,687,051              1,819,704              (132,653)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                                 2001                         518,763                621,586              (102,823)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------


------------------------ ---------------------- ---------------------- ---------------------- ----------------------
                                 Year                Total Sales           Pre-existing           New Customers
                                                                             Customers
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Electronics Assembly             2000           $           4,686,045  $           4,317,668  $           (368,357)
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                                 2001                       1,352,085              1,311,522                40,563
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Ethernet Technology              2000                       1,687,051                787,649               899,402
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                                 2001                         518,763                462,844                55,919
------------------------ ---------------------- ---------------------- ---------------------- ----------------------


           Inventory

           We use just-in-time manufacturing, which is a production technique that minimizes work-in-process inventory and manufacturing cycle time, while enabling us to deliver products to customers in the quantities and time frame required. This manufacturing technique requires us to maintain an inventory of component parts to meet customer orders. Inventory at December 31, 2001 was 1,773,888, as compared to $1,755,786 at December 31, 2000. This marginal increase was due to the net effect of an increase in raw materials in anticipation of orders to be processed in the first quarter of 2002 and decreases in work-in-process and finished goods.

           Selling, General and Administrative Expenses

           During the year ended December 31, 2001, selling, general and administrative expenses were $1,690,837 versus $2,710,275 for 2000, a 37.6% decrease which was primarily attributable to an almost 50% reduction in the size of our workforce.

           Interest Expense

           Interest expense for 2001 was $773,034 as compared to $1,015,027 for 2000, a decrease of 24%. This decrease is primarily attributable to a decrease in deliquent payroll tax liabilities, the penalties on which were previously recorded as part of interest expense. As of December 31, 2000 and 2001, the amount of our liability for delinquent state and federal payroll taxes and estimated penalties and interest thereon was $1,309,990 and $1,982,445, respectively.

           Other income declined from $945 in 2000 to $212 in 2001.

           As a result of the above factors, our overall net loss decreased 29.8% to $2,933,084 for the year ended December 31, 2001, as compared to $4,179,654 for the year ended December 31, 2000.

Three and nine months ended September 30, 2002, compared with three and nine months ended September 30, 2001

           Sales and Cost of Sales

           Net sales for the three-month period ended September 30, 2002, decreased 22.4% to $367,755, as compared to net sales of $474,055 during the same three-month period in 2001. The Company believes that this decrease is a result of the current downturn in the economy in general. The Company has not lost any major customers, but orders from those customers are down compared to the comparable period. Net sales for the nine-month period ended September 30, 2002 increased 28.2% to $1,981,103, from $1,545,020 during the same period in 2001. This increase resulted from increased sales to existing customers including Tempo Research, General Cable, Merit Optical, and Silicon Graphics, as well as an increase in slaes to new costomers including Sarcom, Digicon, and GTSI.

           Cost of sales during the three-month period ended September 30, 2002, was $358,869, as compared to $499,772 during the same period in 2001. Cost of sales during the nine-month period ended September 30, 2002 was $1,735,380, as compared to $1,794,854 during the same nine-month period in 2001. Our gross profit percentage for the three-month period ended September 30, 2002 was 2.4%, as compared to (5.4)% during the same three-month period in 2001. Our gross profit percentage for the nine-month period ended September 30, 2002 was 12.4%, as compared to (16.2)% during the same nine-month period in 2001. The gross profit for the three and nine-month periods ended September 30, 2002 has increased as a result of the Company's effort to solicit higher margin business.

           During 2002, the Company has gradually shifted its business strategy from transactions involving high volume, low margin sales to transaction more likely to result in lower volume and higher margins. Although this transition started slowly, the Company has begun to realize the benefits of the new strategy.

           Selling, General and Administrative Expenses

           During the three-month period ended September 30, 2002, selling, general and administrative expenses were $516,650, as compared to $393,368 for the same period in 2001, representing a 23.9% increase. This increase results, in part, from the Company's increase in the size of its sales staff, an increase in the commission structure for the sales staff, and the Company's efforts to market its products more aggressively during a period of economic downturn. During the nine-month period ended September 30, 2002, selling, general and administrative expenses were $1,400,240, as compared to $1,238,036, a 13.1% increase. Due to an increase in sales and a decrease in selling, general and administrative expenses, the amount of such expenses as a percentage of sales decreased 80.1% for the nine months ended September 30, 2001 to 70.7% for the nine months ended September 30, 2002.

           Interest Expense

           Interest expense for the three-month period ended September 30, 2002 was $41,865, compared to $124,452 for the same period in 2001, a reduction of $82,587, or 66.4%. Interest expense for the nine-month period ended September 30, 2002 was $282,609, compared to $667,959 during the same period in 2001, a reduction of $385,350, or 57.7%. These decreases are primarily attributable to conversion of a significant amount of debt to equity in January 2002 and to a decrease in delinquent payroll tax penalties, which were previously recorded as part of interest expense. As of September 30, 2002, the amount of our liability for delinquent state and federal payroll taxes and estimated penalties and interest thereon was $2,219,709. See "Part II - Item 1 - Legal Proceedings."

           As a result of the above factors, our overall net loss decreased 39.6% to $1,299,837 for the nine-month period ended September 30, 2002, from $2,151,704 for the same period in 2001. Our net loss for the three-month period ended September 30, 2002 increased by 5.7% to $574,532, as compared to a net loss of $543,512 for the same period in 2001.

Liquidity and Capital Resources

           Our expenses are currently greater than our revenues. We have had a history of losses. Our net loss from operations for the nine-month period ending September 30, 2002 was $1,299,837, and our net loss from operations for the year ending December 31, 2001 was $2,933,084. Our accumulated deficit was $14,380,329 at September 30, 2002 and was $13,080,492 at December 31, 2001. Our current liabilities exceeded our current assets by $5,448,391 at September 30, 2002 and by $7,832,259 as of December 31, 2001. We recorded negative cash flows from operations for the nine-month period ending September 30, 2002 and the year ended December 31, 2001 of $914,037 and $288,724, respectively.

           Cash

           On September 30, 2002, we had $882 cash on hand, as compared to $499 at December 31, 2001. The amount of checks written in excess of cash in bank decreased from $159,964 at December 31, 2001 to $123,268 at September 30, 2002.

           Net cash used in operating activities was $914,037 for the period ended September 30, 2002, compared to $133,478 for the nine months ended September 30, 2001. During the nine months ended September 30, 2002, net cash used by operations was primarily attributable to our net loss of $1,299,837, decreases in accounts payable of $547,727, and payments of $152,500 made in settlement of litigation, offset by a decrease in trade accounts receivable of $244,442 and non-cash charges of $368,376 for depreciation and amortization.

           Net cash used in investing activities during the nine months ended September 30, 2002 and 2001, consisted of equipment purchases of $2,822 and $1,844, respectively. Net cash provided by financing activities during the nine-month period ended September 30, 2002, was $917,242. Cash proceeds of $500,000 from the issuance of restricted common stock, $285,000 from the issuance of stock upon exercise of stock options, and $655,000 from long-term notes payable were offset by principal payments of $348,402 on long-term notes payable, $140,125 on notes payable to stockholders and a $36,696 decrease in the dollar amount of checks written in excess of cash in bank.

           Noncash investing and financing activities during the period ended September 30, 2002 consisted of reclassifying $345,263 from notes payable to accounts payable (see below under "Accounts Payable"), the cancellation of $1,250,000 in notes payable to stockholders in exchange for issuance of restricted common stock, the cancellation of $1,499,090 in notes payable in exchange for the issuance of restricted common stock (see below under "Liquidity and Financing Arrangements"), and the allocation of $120,000 to be paid for legal fees which Abacas Ventures, Inc. ("Abacas"), agreed to deduct as an offset of the amount the Company owes Abacas. See "Liquidity and Financing Arrangements," below.

           Accounts Receivable

           By September 30, 2002, accounts receivable had decreased to $158,807 (net of an allowance for doubtful accounts of $32,317), as compared to accounts receivable of $369,250 at December 31, 2002 (net of an allowance for doubtful accounts of $66,316). This significant decrease in accounts receivable is reflective of our increased collection efforts.

           Accounts Payable

           Accounts payable were $1,297,281 at September 30, 2002, as compared to $2,141,290 at December 31, 2001. This decrease is primarily attributable to payments to vendors from $500,000 in cash provided by the issuance of restricted common stock in January 2002 and the conversion of $345,263 of accounts payable to notes payable to Abacas Ventures, Inc., offset by increases in trade payables incurred in conjunction with our increased sales.

           Liquidity and Financing Arrangements

           We sustained losses from operations of $1,179,517 and $1,682,870 for the nine months ended September 30, 2002 and 2001, respectively and losses from operations of $532,764 and $614,085 for the quarters ended September 30, 2002 and 2001, respectively. We had accumulated deficits of $14,380,329 and $13,080,492 at September 30, 2002 and December 31, 2001, respectively, and total stockholders' deficits of $4,658,124 and $6,942,377, respectively, as of such dates. As of December 31, 2001, our monthly operating costs and interest expenses averaged approximately $205,000 per month. As of September 30, 2002, this amount had decreased to approximately $145,000 per month.

           Since February 2000, we have operated without a line of credit. Abacas, an entity whose shareholders include the Saliba Private Annuity Trust, one of our major shareholders, and a related entity, the Saliba Living Trust, purchased our line of credit of $2,792,609, and this amount was converted into a note payable to Abacas bearing an interest rate of 10%. As of December 31, 2001, a total of $2,405,507, plus $380,927 in accrued interest, was owed to Abacas pursuant to this note payable. In January 2002, we entered into agreements with the Saliba Private Annuity Trust and the Saliba Living Trust to exchange 19,987,853 shares of our common stock for $1,499,090 in principal amount of this debt and to issue an additional 6,666,665 shares to these trusts for $500,000 cash. We used the cash proceeds of the sale as working capital.

           In January 2002, in addition to the above-described transactions with the Saliba trusts, we also issued 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable to two other stockholders.

           During the nine-months ended September 30, 2002, Abacas completed negotiations with several of our vendors, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as capital leases. The total of these obligations was $345,263. In addition, Abacas agreed to deduct as an offset of the amount owed to Abacas $120,000, constituting the amounts paid by the Company as legal fees incurred by the Company as part of its negotiations with the Company's vendors. We recorded this transaction as a $345,263 non-cash increase to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement. In addition, as partial payment of the amount owed to Abacas, we agreed to pay $120,000 in legal fees of Abacas that were incurred as part of its negotiations with our vendors, which amount was recorded as a non-cash payment to the note payable owed to Abacas.

           Additionally, we entered into a bridge loan agreement with Abacas. This agreement allows us to request funds from Abacas to finance the build-up of inventory relating to specific sales. The advances bear interest at 24% and are payable on demand. The principal balance cannot exceed $600,000 at any point in time. Management believes that this bridge loan/purchase order financing arrangement is as fair to the Company as could have been made with unaffiliated third parties. During the nine months ended September 30, 2002, we were advanced $655,000 and made cash payments of $156,258 for an outstanding balance on the bridge loan of $498,742. The total principal amount owed to Abacas between the note payable and the bridge loan was $1,547,397 as of September 30, 2002.

           The Company intends to continue to work with Abacas to explore various options to reduce the Company's obligations to Abacas, including the issuance of shares or cash payments. The Company enjoys a good working relationship with Abacas and will work to continue to develop this relationship.

           Despite our efforts to make our debt-load more serviceable, significant amounts of additional cash will be needed to reduce our debt and fund our losses until such time as we are able to become profitable. As at December 31, 2001, we were in default of notes payable whose principal amount, not including the amount owing to Abacas, exceeded $666,000. In addition, the principal amount of notes that either mature in 2002 or are payable on demand exceed $1,157,656. The total amount per month that we have committed to paying pursuant to various settlements for outstanding debt, litigation and delinquent payroll taxes is currently approximately $38,000, all of which is against accrued liabilities and notes payable. None of these settlements, however, have resulted in the forgiveness of any amounts owed, but have simply resulted in a restructuring in the terms of the various debts.

           Management believes that each of the related party transactions were as fair to the Company as could have been made with unaffiliated third parties.

           In conjunction with our efforts to improve our results of operations, discussed above, on November 5, 2002, we entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with Cornell Capital Partners, LP, a private investor ("Cornell"). Under the Equity Line Agreement, we have the right to draw up to $5,000,000 from Cornell against an equity line of credit (the "Equity Line"), and to put to Cornell shares of our common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of our common stock over the five trading days after the advance notice is tendered. Cornell is required under the Equity Line Agreement to tender the funds requested by us within two trading days after the five-trading-day period used to determine the market price.

           Our issuances of shares of our common stock pursuant to the Equity Line Agreement will serve to dilute the value of our common stock and existing shareholders' positions.

           There can be no assurance that we will be successful in obtaining more debt and/or equity financing in the future or that our results of operations will materially improve in either the short- or the long-term. If we fail to obtain such financing and improve our results of operations, we will be unable to meet our obligations as they become due. That would raise substantial doubt about our ability to continue as a going concern.

Forward-looking statements

           All statements made in this prospectus, other than statements of historical fact, which address activities, actions, goals, prospects, or new developments that we expect or anticipate will or may occur in the future, including such things as expansion and growth of operations and other such matters, are forward-looking statements. Any one or a combination of factors could materially affect our operations and financial condition. These factors include competitive pressures, success or failure of marketing programs, changes in pricing and availability of parts inventory, creditor actions, and conditions in the capital markets. Forward-looking statements made by us are based on knowledge of our business and the environment in which we currently operate. Because of the factors listed above, as well as other factors beyond our control, actual results may differ from those in the forward-looking statements.

                              Selling shareholders

           Three of the Company's investors are the Selling Shareholders in connection with this prospectus and the registration statement of which it is a part. None of the Selling Shareholders is affiliated in any way with CirTran or any of our affiliates other than in connection with the Equity Line Agreement, and neither the Selling Shareholders nor any of their affiliates have any relationship of any type with us and our affiliates other than the presently established Equity Line Agreement relationships between the Selling Shareholders, on the one hand, and CirTran, on the other hand. This prospectus, and the registration statement of which it is a part, cover the shares to be issued to the Selling Shareholders in connection with the Equity Line Agreement.

           The following table provides information about the actual and potential ownership of shares of our common stock by the Selling Shareholders in connection with the Equity Line as of February 10, 2003, and the number of our shares registered for sale in this prospectus. The number of shares of common stock issuable to the Equity Line Investor under the Equity Line Agreement varies according to the market price at and immediately preceding the put date. Solely for purposes of estimating the number of shares of common stock that would be issuable to the Equity Line Investor as set forth in the table below, we have assumed a hypothetical put by us on February 10, 2003, of the full amount of $5,000,000 under the Equity Line at a per share price of approximately $0.04. The actual per share price and the number of shares issuable upon actual puts by us could differ substantially. This prospectus and the registration statement of which it is a part covers the resale of up to 127,562,500 shares of our common stock.

           Under the terms and conditions of the Equity Line Agreement, the Equity Line Investor is prohibited from having shares put to it under the Equity Line to the extent such put by us would result in that person beneficially owning more than 9.9% of the then outstanding shares of our common stock following such put. This restriction does not prevent the Equity Line Investor from receiving and selling put shares and thereafter receiving additional put shares. In this way, the Equity Line Investor could sell more than 9.9% of our outstanding common stock in a relatively short time frame while never beneficially owning more than 9.9% of the outstanding CirTran common stock at any one time. For purposes of calculating the number of shares of common stock issuable to the Equity Line Investor assuming a put of the full amount under the Equity Line, as set forth below, the effect of such 9.9% limitation has been disregarded. The number of shares issuable to the Equity Line Investor as described in the table below therefore may exceed the actual number of shares such Selling Shareholder may be entitled to beneficially own under the Equity Line. The following information is not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.




                                       Shares of       Percentage of        Number of
                                       Common  Stock   Common Stock         Shares of                             Percentage of
                                       Issuable to     Issuable to Selling  Common         Number of              Common
                                       Selling         Shareholder          Stock          Shares of              Stock
                                       Shareholder     Under Equity         Registered     Common Stock           Beneficially
                                       Under Equity    Line (1)             Hereunder      Owned After            Owned After
Name of Selling Shareholder            Line                                 (2)            Offering               the Offering
----------------------------------     --------------- -------------------  -------------  ------------------     -----------------
Cornell Capital Partners, LP           127,375,000 (3)  33.86%              127,375,000    127,375,000 (4)        33.86% (4)
Butler Gonzales LLP                         62,500       0.02%                   62,500         62,500 (5)         0.02% (5)
Westrock Advisors, Inc.                    125,000       0.05%                  125,000        125,000 (5)         0.05% (5)
---------------------

           (1) As noted above, the Selling Shareholder is prohibited by the terms of the Equity Line Agreement from having shares put to it under the Equity Line to the extent that such put of shares by us would result in that person beneficially owning more than 9.9% of the then outstanding shares of our common stock following such put. The percentages set forth are not determinative of the Selling Shareholder's beneficial ownership of our common stock pursuant to Rule 13d-3 or any other provision under the Securities Exchange Act of 1934, as amended.

           (2) The registration statement of which this prospectus is a part covers up to 125,000,000 shares of Class A common stock issuable under the Equity Line. Because the specific circumstances of the issuances under the Equity Line are unascertainable at this time, the precise total number of shares of our common stock offered by the Selling Shareholder cannot be fixed at this time, but cannot exceed 125,000,000 unless we file additional registration statements registering the resale of the additional shares. The amount set forth below represents the number of shares of our common stock that have been issued and that would be issuable, and hence offered in part hereby, assuming a put of the full amount under the Equity Line as of February 10, 2003. The actual number of shares of our common stock offered hereby may differ according to the actual number of shares issued upon such conversions.

           (3)       Includes:
                    125,000,000           shares of common stock issuable upon a
                                          hypothetical put of the full
                                          $5,000,000 available under the Equity
                                          Line as of February 10, 2003. This
                                          prospectus registers only up to
                                          125,000,000 shares of Class A common
                                          stock issuable under the Equity Line.
                                          Accordingly, we may not issue shares
                                          in excess of 125,000,000 unless we
                                          file additional registration
                                          statements registering the resale of
                                          the additional shares.

                       2,375,000          additional shares issued to the Equity
                                          Line Investor in connection with the
                                          Equity Line Agreement.

           (4) Assumes a hypothetical draw of the full $5,000,000 available under the Equity Line as of February 10, 2003, and a put of 125,000,000 shares of our common stock, together with the sale by the Equity Line Investor of the full 2,375,000 additional shares issued in connection with the Equity Line Agreement. There is no assurance that the Equity Line Investor will sell any or all of the shares offered hereby. However, the Equity Line Investor is contractually prohibited from holding shares, and we are contractually prohibited from putting shares to the Equity Lin e Investor that would cause it to hold shares, in excess of 9.9% of the then-issued and shares of our common stock. This number and percentage may change based on the Equity Line Investor's decision to sell or hold the Shares.

           (5) There is no assurance that the Selling Shareholders will sell any or all of the shares offered hereby.

                              Plan of Distribution

           Once the registration statement of which this prospectus is part becomes effective with the Commission, the Shares covered by this prospectus may be offered and sold from time to time by the Selling Shareholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the OTC Bulletin Board, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following:

          o a block trade in which a broker-dealer engaged by a Selling Shareholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

          o an over-the-counter distribution in accordance with the rules of the OTC Bulletin Board;

          o ordinary brokerage transactions in which the broker solicits purchasers; and

          o    privately negotiated transactions.

In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

           In connection with distributions of the Shares or otherwise, a Selling Shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares covered by this prospectus in the course of hedging the positions they assume with the Selling Shareholder. A Selling Shareholder may also sell the Shares short and redeliver the Shares to close out such short positions. A Selling Shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares, which the broker-dealer may resell or otherwise transfer under this prospectus. A Selling Shareholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

           Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Shareholder is an underwriter with respect to its resales of the Shares.

           We have advised the Selling Shareholders that the anti-manipulation rules under the Securities Exchange

Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the Shares offered hereby.

           All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the appropriate Selling Shareholder. A Selling Shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of the Shares.

           We have agreed with the Selling Shareholders to keep the registration statement of which this prospectus constitutes a part effective for a period of 2 years from the date of the last advance under the Equity Line Agreement. Trading of any unsold shares after the expiration of such period will be subject to compliance with all applicable securities laws, including Rule 144.

           The Selling Shareholders are not obligated to sell any or all of the Shares covered by this prospectus.

           In order to comply with the securities laws of certain states, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the sale and issuance of Shares may be subject to the notice filing requirements of certain states.

                                  Regulation M

           We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

           During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the Shares.

                                Legal Proceedings

           As of September 30, 2002, we had accrued liabilities in the amount of $2,219,709 for delinquent payroll taxes, including interest estimated at $281,689 and penalties estimated at $264,249. Of this amount, approximately $301,980 was due the State of Utah. Assuming no reduction in penalties and interest, these payments would be required through December 2008. During the first quarter of 2002, we negotiated a monthly payment schedule of $4,000 to the State of Utah, which did not provide for the forgiveness of any taxes, penalties or interest. These monthly payments were not made during the third quarter. Approximately $1,906,790 is owed to the Internal Revenue Service ("IRS"). During the first quarter of 2002, we negotiated a payment schedule with respect to this amount, pursuant to which monthly payments of $25,000 were required. Assuming no reduction in penalties and interest, these payments would be required through January 2009. In addition, we committed to keeping current on deposits of federal withholding amounts. The required monthly payments were made during each of the three months during the second quarter. None of the monthly payments were made during the third quarter, and the Company is renegotiating the payment schedule with the IRS. In addition, we failed to pay several of our current withholding obligations. Approximately $10,939 is owed to the State of Colorado.

           We (as successor to Circuit Technology, Inc.) were a defendant in an action in El Paso County, Colorado District Court, brought by Sunborne XII, LLC, a Colorado limited liability company, for alleged breach of a sublease agreement involving facilities located in Colorado. Our liability in this action was originally estimated to range up to $2.5 million, and we subsequently filed a counter suit in the same court against Sunborne in an amount exceeding $500,000 for missing equipment. Effective January 18, 2002, we entered into a settlement agreement with Sunborne with respect to the above-described litigation. The settlement agreement required us to pay Sunborne the sum of $250,000. Of this amount, $25,000 was paid upon execution of the agreement, and the balance of $225,000, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, we executed and delivered to Sunborne a Confession of Judgment and also issued to Sunborne 3,000,000 shares of our common stock, to be held in escrow as security for performance of our obligations under the settlement agreement. We were also required, if 75% of the balance owing under the agreement was not paid by May 18, 2002, to prepare and file with the Securities & Exchange Commission, at our expense, a registration statement with respect to the shares that were escrowed. The payment was not made, nor was a registration statement filed with respect to the escrowed shares.

           Pursuant to a Termination of Sublease Agreement dated as of May 22, 2002 among the Company, Sunborne and other parties, the sublease agreement that was the subject of our litigation with Sunborne was terminated and a payment of approximately $109,000 was credited against the amount owed by the Company to Sunborne under the Company's settlement agreement with them. Sunborne has filed a claim that this amount was to be an additional rent expense rather than a payment on the note payable. The Company disputes this claim and intends to vigorously defend the action.

           As of February 10, 2003, the Company was in default of its obligations under the settlement agreement with Sunborne, i.e., the total payment due thereunder had not been made, a registration statement with respect to the escrowed shares was not filed, and the Company did not replace the escrowed shares with registered, free-trading shares as per the terms of the agreement. Accordingly, Sunborne has filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with Sunborne in an attempt to settle the remaining obligation under the settlement agreement.

           We also assumed certain liabilities of Circuit Technology, Inc. in connection with our transactions with that entity in the year 2000, and as a result we are defendant in a number of legal actions involving nonpayment of vendors for goods and services rendered. We have accrued these payables and have negotiated settlements with respect to some of the liabilities, including those detailed below, and are currently negotiating settlements with other vendors.

           Advanced Component Labs adv. Circuit Technology Corporation Civil No. 990912318, Third Judicial District Court, Salt Lake Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about December 8, 1999, under allegations that the Company owed $44,269.43 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for breach of implied contract and unjust enrichment. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Initial discovery is beginning. No trial date has been set.

           Advanced Electronics has notified the Company that it believes it has a claim against the Company in the amount of $67,691.56 for the cost of goods or services provided to the Company for the Company's use and benefit. Negotiations for settlement of this claim have resulted in an agreement in principal whereby the Company will make a cash payment to this creditor and issue a promissory note and shares of its restricted common stock in satisfaction of the creditor's claims. The parties are presently negotiating the terms of the settlement documents. However, until the settlement documents are executed and delivered, there can be no assurance that the creditor's claims will be settled nor that the terms will be favorable to the Company.

           Arrow Electronics adv. Circuit Technology Corporation, Civil No. 990409504, Third Judicial District Court Sandy Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about October 19, 1999, under allegations that the Company owes $199,647.92 for materials and services and terms of a promissory note. The Company has answered, admitting that it owed certain sums and denying all other claims. The Company and Arrow have entered a settlement agreement under which the Company will pay $6,256.24 each month until the obligation and interest thereon are paid. Judgment was entered against the Company on April 24, 2001. We are currently attempting to negotiate a settlement of these claims.

     Arrow Electronics adv. Circuit Technology Corporation, Civil No. 010406732, Third Judicial District Court, Sandy Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about 6/28/01, under allegations that the Company owes $41,486.26 for materials and services.
Judgment was entered against the Company on January 7, 2002. The Company is unaware of any collection efforts.

           Avnet Electronics has notified the Company that it believes it has a claim against the Company in the amount of $180,331.02 for the cost of goods or services provided to the Company for the Company's use and benefit. No lawsuit has been filed. Negotiations for settlement of this claim have resulted in an agreement in principal whereby the Company will make a cash payment to this creditor and issue a promissory note and its restricted common stock in satisfaction of the creditor's claims. The parties are presently negotiating the terms of the settlement documents. However, until the settlement documents are executed and delivered, there can be no assurance that the creditor's claims will be settled nor that the terms will be favorable to the Company.


           Contact East has notified the Company that it believes it has a claim against the Company in the amount of $32,129.89 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.

           C/S Utilities has notified the Company that it believes it has a claim against the Company in the amount of $32,472 regarding utilities services. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.

           Dynamic Details Civil No. 010408234, Third District Court of Salt Lake County, Sandy Department, State of Utah. Suit was brought against the Company on or about August 23, 2001, under allegations that the Company owed $12,317.59 for the cost of goods and services provided to the Company for the Company's use and benefit. The Company answered the complaint in September 2001. The Company is unaware of any further developments in this matter.

           CirTran Corp. v. Entrada Networks, Inc. et al., Case No. 2:01-CV-142B, United States District Court, District of Utah. On January 19, 2001, the Company filed suit in state court seeking to recover $874,653 in actual damages plus unspecified consequential damages and attorneys' fees. The Company claims that Entrada, and Entrada's predecessor-in-interest, breached its contracts to purchase goods from the Company. Entrada removed the case to federal court in Salt Lake City, Utah, and filed a motion to dismiss the complaint on the basis of lack of personal jurisdiction. The court denied Entrada's motion to dismiss. Entrada asserted a claim against the Company for an unspecified amount based on alleged defects that Entrada claims to have found in the goods that the Company assembled. Subsequently, the Company entered into an agreement with Entrada and Orbit Systems, Inc. ("Orbit"). Under the agreement, Entrada agreed to purchase certain parts and equipment from Orbit. Once Entrada has paid Orbit for the parts and equipment, Orbit will dismiss its suit against the Company, and once Orbit has dismissed its suit against the Company, the Company will dismiss its suit against Entrada. To the Company's knowledge, Entrada has ordered the parts and equipment from Orbit, but as of February 10, 2002, the suits have not been dismissed.

     Future Electronics Corp adv. Circuit Technology Corporation, Civil No. 000900296, Third Judicial District Court, Salt Lake County, State of Utah. Suit was brought against the Company on or about January 12, 2000, under allegations that the Company owed $646,283.96 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims were asserted for breach of contract, fraud, negligent misrepresentation, unjust enrichment, account stated and dishonored instruments. The Company answered the complaint, admitting that it owed certain sums for conforming goods and services and denying all other claims. Partial Summary Judgment was entered in the amount of $646,783.96 as to certain claims against the Company. Negotiations for settlement resulted in an agreement for settlement of all claims of Future against the Company subject to performance by the Company under the agreement. The Company also issued to Future 352,070 shares of its restricted common stock. The Company did not perform its obligations under the settlement agreement, and a Confession of Judgment was entered in January 2002 in the amount of $519,052.00. No collection efforts have been made.

     Infineon Technologies North America Corp. adv. Circuit Technology, Inc. et al., Case No. CV 792634, Superior Court of the State of California, County of Santa Clara. Judgment was entered against Circuit Technology, Inc., on March 12, 2002, in the amount of $181,342.15. As of February 10, 2003, no collection efforts have been made.

     John J. La Porta v. Circuit Technology, Inc. et al., Case No. 010900785, Third Judicial District Court, Salt Lake Department, Salt Lake County, State of Utah. Mr. La Porta filed suit on or about January 23, 2001, seeking to recover the principal sum of $135,941 plus interest on a promissory note given by Racore Technology Corp. Mr. La Porta claims that the Company is a guarantor of the promissory note and the Company should be held liable because of Racore's default on the note. The parties are presently negotiating settlement. The case was subsequently dismissed without prejudice on August 7, 2002. As of February 10, 2003, the case had not been refiled.

           Molex has notified the Company that it believes it has a claim against the Company in the amount of $90,000.00 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company is reviewing its records in an effort to confirm the validity of the claims and has been involved in settlement negotiations.

           Orbit Systems, Inc. adv. Circuit Technology, Inc. et al, Case No. 010100050DC, Third Judicial District Court, West ValleyCity Department, Salt Lake County, State of Utah. Orbit filed suit on January 4, 2001, seeking to recovery $173,310 for the costs of goods that Orbit claims the Company is under contract to purchase. The Company filed an answer denying the substantive allegations and filed a Third-party Complaint against Osicom Technologies, Inc., and Entrada Networks, Inc. ("Entrada"), for contribution, indemnity and reimbursement in the event the Company is held liable to Orbit. Discovery has begun. Subsequently, the Company entered into an agreement with Entrada and Orbit. Under the agreement, Entrada agreed to purchase certain parts and equipment from Orbit. Once Entrada has paid Orbit for the parts and equipment, Orbit will dismiss its suit against the Company, and once Orbit has dismissed its suit against the Company, the Company will dismiss its suit against Entrada. To the Company's knowledge, Entrada has ordered the parts and equipment from Orbit, but as of February 10, 2002, the suits have not been dismissed.

           Sager Electronics adv. Circuit Technology Corporation, Civil No. 000403535, Third Judicial District Court, Sandy Department, Salt Lake County, State of Utah. Suit was brought against the Company on or about March 23, 2000, under allegations that the Company owed $97,259.23 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for non payment of amount owing. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Negotiations for settlement have resulted in an agreement for settlement of all claims of Sager against the Company. The Company has arranged certain payments and is required to pay Sager $1,972.07 each month until paid. The Company defaulted on its obligations in December 2002. The Company is negotiating a new settlement with Sager.

     SuhTech Electronics adv. Circuit Technology Corporation, Civil No. 00L14505, Circuit Court of Cook County Department, Law Division, State of Illinois. Suit was brought against the Company on or about December 23, 1999, under allegations that the Company owed $213,717.70 for the cost of goods or services provided to the Company for the Company's use and benefit. Claims are asserted for breach of contract, unjust enrichment and account stated. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Judgment was subsequently entered against the Company in early 2002. The parties are presently negotiating the terms of settlement documents, pursuant to which the Company will facilitate a payment to this creditor a cash payment and issue a promissory note and shares of its restricted common stock in satisfaction of the creditors claims. However, until the settlement documents are executed and delivered, there can be no assurance that the creditors claims will be settled nor that the terms will be favorable to the Company.

           Wells Fargo Equipment Finance adv. Circuit Technology Corporation, Civil No. 901207 Third Judicial District Court, Salt Lake County, State of Utah. Suit was brought against the Company on or about February 10, 2000, under allegations that the Company owed $439,493.56 for a loan provided to the Company for the Company's use and benefit. Claims are asserted for breach of contract, breach of guarantee and replevin. The Company has answered, admitting that it owed certain sums for conforming goods and services and denying all other claims. Initial discovery is beginning. Judgment has been entered against the Company and certain guarantors in the amount of $427,291.69 plus interest at the rate of 8.61% per annum from June 27, 2000. The parties have reached a settlement agreement under which the Company will pay approximately $12,000 per month beginning in January 2003 to resolve this claim,

           Zion's First National Bank has notified the Company that it believes it has a claim against the Company in the amount of $240,000.00 for loans made to the Company for the Company's use and benefit. The Company has entered into a Fifth Forbearance and Loan Modification Agreement, requiring monthly payments of $20,000.00. The Company subsequently renegotiated a settlement with Zions Bank under which the Company will pay approximately $12,000 per month beginning in January 2003.

           George M. Madanat, Civil No. KC 035616, Superior Court of the State of California for the County of Los Angeles, East District. Suit was brought against the company on or about April 2, 2001, under allegations that the company owed $121,824.90 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company subsequently defaulted on its obligations under the settlement agreement, and judgment was entered against the Company. As of February 10, 2003, the Company is not aware of any collection efforts.

           Abacas Ventures, Inc., ("Abacas") is a Delaware corporation which is owned by private individuals, some of whom are also shareholders of the Company. Abacas has acquired the claims and rights of certain creditors of the Company, in exchange for which the Company has issued shares of its common stock to Abacas. At December 31, 2002, the Company's obligations to Abacas was $792,063.42.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

The following sets forth the names, ages and positions of our directors and officers and the officers of our operating subsidiary, CirTran Corporation
(Utah), along with their dates of service in such capacities.

           Name       Age         Positions

Iehab J. Hawatmeh     35     President, Chief Financial Officer, Secretary
                             and Director of CirTran Corporation; President of
                             CirTran Corporation (Utah). Served since July 2000.

Raed Hawatmeh         37     Director since June 2001.

Trevor Saliba         27     Director since June 2001. Senior Vice-President,

                             Sales and Marketing since January 2002.

Shaher Hawatmeh       36     Vice-President of CirTran Corporation (Utah).
                             Served since July 2000.

Iehab J. Hawatmeh. Mr. Hawatmeh is our President and Secretary and a member of our Board of Directors. Mr. Hawatmeh served as the President and Chief Executive Officer of Circuit Technology, Inc. from 1993 until we acquired it in July 2000. In this position, he was responsible for all operational, financial, marketing and sales activities of Circuit Technology. He now performs similar functions for us and our operating subsidiary, CirTran Corporation (Utah). Mr. Hawatmeh received a bachelor's degree in electrical and computer engineering from Brigham Young University in 1989, and an MBA with an emphasis in statistical process controls from the University of Phoenix in 1993. Mr. Hawatmeh is the brother of Shaher Hawatmeh.

Shaher Hawatmeh. Shaher Hawatmeh served as the Vice-President and Treasurer of Circuit Technology, Inc. from 1993 until July 2000 and now serves as Vice-President of our operating subsidiary, CirTran Corporation (Utah). In such capacities, he is responsible for budget development, strategic planning, asset management and marketing. Mr. Hawatmeh is the brother of Iehab Hawatmeh.

Raed Hawatmeh. Raed Hawatmeh, who is not related to Iehab and Shaher Hawatmeh, has served as a director since June 2001. Mr. Hawatmeh has been a self-employed investor and venture capitalist for the past five years, specializing in financing start-up companies in the electronics industry.

Trevor Saliba. Mr. Saliba has served as a director since June 2001 and was appointed Senior Vice-President, Sales and Marketing in January 2002. In 1997, Mr. Saliba founded Saliba Corporation, a San Francisco construction company, and has served as its president since that time. Prior to 1997, Mr. Saliba was employed as a project engineer for Tutor-Saliba Corporation.

Criminal Proceeding Involving Iehab and Shaher Hawatmeh

One of our directors and officers, Iehab Hawatmeh and an officer, Shaher Hawatmeh, were subject to a criminal proceeding that is unrelated to our business and operations. Messrs. Hawatmeh, along with their parents, were charged with assault and aggravated kidnapping of their sister and daughter, Muna Hawatmeh, in October 1999. On January 14, 2003, the court dismissed all charges against Iehab and Shaher Hawatmeh.

Indemnification Provisions

Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

     Commission's Position on Indemnification for Securities Act Liabilities

           Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Security Ownership of Certain Beneficial Owners and Management

           The following table sets forth the number and percentage of the 251,212,443 outstanding shares of our common stock which, according to the information supplied to us, were beneficially owned, as of February 10, 2003, by
(i) each person who is currently a director, (ii) each executive officer, (iii) all current directors and executive officers as a group and (iv) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock. None of the individuals listed below own any options or warrants to purchase our common stock.

           Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security. Each director, officer, or 5% or more shareholder, as the case may be, has furnished us information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated below, the address of the stockholder is our principal executive office address, 4125 South 6000 West, West Valley City, UT 84128.


Name and Address                               Relationship                 Common Shares                   Percent of Class

Cogent Capital Cr.                            5% Shareholder                 11,547,660     (1)                  4.60%
P.O. Box 1362
Draper, UT 84020

Saliba Private Annuity Trust                  5% Shareholder                 52,173,990     (2)                 20.77%
115 S. Valley Street
Burbank, CA 91505

Roger Kokozyon                                5% Shareholder                 27,715,620                         11.03%
4539 Haskell Avenue
Encino, CA 91436

Iehab J. Hawatmeh                           Director, Officer,               46,415,643                         18.48%
                                              5% Shareholder


                                      -32-





Raed Hawatmeh                                  Director, 5%                  28,729,530                         11.44%
10989 Bluffside Dr.                             Shareholder
Studio City, CA 91604

Shaher Hawatmeh                                   Officer                     3,775,365                          1.5%

Trevor Saliba                                    Director                             0                           0%
5 Thomas Mellon Circle
Suite 108
San Francisco, CA 94134

All Officers and Directors as a                                              78,920,538                         31.42%
Group (4 persons)


          (1) Includes 37,320 shares of stock held by an affiliate of Cogent Capital Corp. The sole shareholder of Cogent Capital Corp. is Gregory L. Kofford.

          (2)  Includes 7,164,620 shares held by the Saliba Living Trust. Thomas
               L. Saliba and Betty R. Saliba are the trustees of The Saliba Living Trust and Thomas L. Saliba is the sole trustee of The Saliba Private Annuity Trust. These persons control the voting and investment decisions of the shares held by the respective trusts. Mr. Thomas L. Saliba is a nephew of the grandfather of Mr. Trevor Saliba, one of our directors and officers. Mr. Trevor Saliba is one of five passive beneficiaries of Saliba Private Annuity Trust and has no control over its operations or management. Mr. Saliba disclaims beneficial control over the shares indicated.

                           Description of Common Stock

           Effective August 6, 2001, our authorized capital was increased from 500,000,000 to 750,000,000 shares of common stock, $0.001 par value, and we also effected, effective the same date, a 1:15 forward split of our issued and outstanding shares of common stock through a forward split and share distribution. As of February 10, 2003, 251,212,443 (post forward-split) shares of our common stock were issued and outstanding. We are not authorized to issue preferred stock.

           Each holder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments, and are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, in its sole discretion, from funds legally available for such use. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

           We have never declared or paid a cash dividend on our capital stock, nor do we expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

           We have elected not to be governed by the terms and provisions of the Nevada Private Corporations Law that are designed to delay, defer or prevent a change in control of the Company.

Registration Rights and Related Matters

           Pursuant to an agreement dated November 3, 2000, and as part of our debt settlement with Future Electronics Corporation ("Future"), we granted certain registration rights to Future with respect to 5,281,050 (352,070 pre-forward split) shares of our common stock. These rights provide Future with the opportunity, subject to certain terms and conditions, to include up to 50% of our common stock that it holds in any registration statement filed by us. Among other things, we have agreed to pay any costs incurred with the registration of such stock and to keep any registration statement we file active for a period of 180 days or until the distribution contemplated in the registration statement has been completed. Future's registration rights are assignable and transferable to any individual or entity that does not directly compete with us. These registration rights are not exercisable, however, with respect to registration statements relating solely to the sale of securities to participants in a company stock plan or relating solely to corporate reorganizations. In addition, the rights would not be fully exercisable if an underwriter managing a public offering determined in good faith that market factors required a limitation on the number of shares that Future (or its assignee) would otherwise be entitled to have registered.

           A total of 1,716,375 (post forward split) shares of our common stock held by Future, or approximately 33% of the total number of the shares held by it, are being included in this registration statement.

           In connection with our debt settlement with Future, our three largest shareholders, Iehab Hawatmeh, Raed Hawatmeh and Roger Kokozyon (see "Security Ownership of Certain Beneficial Owners and Management"), entered into lock-up agreements with Future, whereby they agreed not to sell to the public any shares of our common stock held by them until June 27, 2002, unless previously consented to by Future.

                 Certain Relationships and Related Transactions

           We lease our principal offices and manufacturing facility from I&R Properties LLC, a Utah limited liability company, at a monthly lease rate of approximately $16,000 under a lease that has a current term expiring in November 2006. We have the option of renewing the lease for two additional 10-year terms. I & R Properties, LLC is owned and controlled by Iehab J. Hawatmeh, an officer, director and principal stockholder, Raed Hawatmeh, a principal stockholder and director, and Shaher Hawatmeh, an officer of CirTran Corporation (Utah), our operating subsidiary.

           As of December 31, 2001, Iehab Hawatmeh had loaned us a total of $1,390,125. The loans were demand loans, bore interest at 10% per annum and were unsecured. Effective January 14, 2002, we entered into four substantially identical agreements with existing shareholders pursuant to which we issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share for $500,000 in cash and the cancellation of $2,749,090 principal amount of our debt. Two of these agreements were with the Saliba Private Annuity Trust, one of our principal shareholders, and a related entity, the Saliba Living Trust. The Saliba trusts are also principals of Abacas Ventures, Inc., which entity purchased our line of credit in May 2000. (See "Item 6. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Liquidity and Financing Arrangements.") Pursuant to the Saliba agreements, the trusts were issued a total of 26,654,520 shares of common stock in exchange for $500,000 cash and the cancellation of $1,499,090 of debt. We used the $500,000 cash from the sale of the shares for working capital. As a result of this transaction, the percentage of our common stock owned by the Saliba Private Annuity Trust and the Saliba Living Trust increased from approximately 6.73% to approximately 17.76%%. Mr. Trevor Saliba, one of our directors and officers, is a passive beneficiary of the Saliba Private Annuity Trust. Pursuant to the other two agreements made in January, we issued an aggregate of 16,666,666 shares of restricted common stock at a price of $0.075 per share in exchange for the cancellation of $1,250,000 of notes payable by two shareholders, Mr. Iehab Hawatmeh (our president, a director and our principal shareholder) and Mr. Rajai Hawatmeh. Of these shares, 15,333,333 were issued to Iehab Hawatmeh in exchange for the cancellation of $1,150,000 in debt. As a result of this transaction, the percentage of our common stock owned by Mr. Hawatmeh increased from 19.9% to approximately 22.18%.

           In February 2000, prior to its acquisition of Vermillion Ventures, Inc., a public company, Circuit Technology, Inc., while still a private entity, redeemed 680,145 shares (as presently constituted) of common stock held by Raed Hawatmeh, who was a director of Circuit Technology, Inc. at that time, in exchange for $80,000 of expenses paid on behalf of the director. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption. This transaction was consistent with other transactions where shares were offered for cash.

           In 1999, Circuit entered into an agreement with Cogent Capital Corp., or "Cogent," a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, we issued 800,000 (pre-forward split) restricted shares (12,000,000 post-forward split shares) of our common stock to Cogent in July 2000 in connection with our acquisition of the assets and certain liabilities of Circuit. The principal of Cogent was appointed a director of Circuit after entering into the financial consulting agreement and resigned as a director prior to the acquisition of Circuit by Vermillion Ventures, Inc. on July 1, 2000.

           Management believed at the time of each of these transactions and continues to believe that each of these transactions were as fair to the Company as could have been made with unaffiliated third parties.



            Market for Common Equity and Related Stockholder Matters

           Our common stock traded sporadically on the Pink Sheets under the symbol "CIRT" from July 2000 to July 2002. Effective July 15, 2002, the NASD approved our shares of common stock for quotation on the NASD OTC Bulletin Board. The following table sets forth, for the respective periods indicated, the prices of our common stock as reported and summarized on the Pink Sheets. These prices are based on inter-dealer bid and asked prices, without markup, markdown, commissions, or adjustments and may not represent actual transactions.

Calendar Quarter Ended         High Bid          Low Bid

December 31, 2002              $0.11             $0.03
September 30, 2002             $0.15             $0.03
June 30, 2002                  $0.07             $0.03
March 31, 2002                 $0.08             $0.02

December 31, 2001              $0.10             $0.04
September 30, 2001 (1)         $0.36             $0.06
June 30, 2001                  $3.50             $1.50
March 31, 2001                 $5.50             $3.00

December 31, 2000              $4.00             $4.00

          (1) Our 15 for 1 forward stock split was made effective August 6, 2001 and our stock price decreased accordingly.

           The high and low sales prices for our common stock on February 11, 2003, were $0.03 and $0.03, respectively. As of February 10, 2003, we had approximately 557 shareholders of record holding 251,212,443 shares of common stock.

           We have not paid, nor declared, any dividends on our common stock since our inception and do not intend to declare any such dividends in the foreseeable future. Our ability to pay dividends is subject to limitations imposed by Nevada law. Under Nevada law, dividends may be paid to the extent the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business.

           During 2002, we issued equity securities that were not registered under the Securities Act of 1933, as amended (the "1933 Act"), other than unregistered sales in reliance on Regulation S under the Act, as follows:

           In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

           In connection with entering into the Equity Line Agreement, we issued 2,375,000 shares of common stock to the Equity Line Investor; 125,000 shares of common stock to Westrock Advisors, Inc., ("Westrock"), who acted as a finder in connection with the Equity Line Agreement; and 62,500 shares to Butler Gonzales, LLP ("Butler Gonzales"), as partial payment of legal fees in connection with the Equity Line Agreement. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder. The resales of the shares are covered by this prospectus and the registration statement of which it is a part.

           In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

Penny Stock Rules

           Our shares of common stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

           Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

                             Executive Compensation

           The following table sets forth certain information regarding the annual and long-term compensation for services to us in all capacities (including Circuit Technologies, Inc.) for the prior fiscal years ended December 31, 2001, 2000, and 1999, of those persons who were either (i) the chief executive officer during the last completed fiscal year or (ii) one of the other four most highly compensated executive officers as of the end of the last completed fiscal year. The individuals named below received no other compensation of any type, other than as set out below, during the fiscal years indicated.


-------------------------- ------- --------------- ---------------- ------------------------------------------------

                                                                                Long Term Compensation
-------------------------- ------- -------------------------------- ------------------------------- ----------------

                                         Annual Compensation                    Awards
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------

Name and Principal                                                    Restricted                       All Other
Position                                                                Stock           Stock           Compen-
                            Year     Salary ($)       Bonus ($)       Awards ($)     Options (#)      sation ($)
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------
Iehab Hawatmeh             2001       175,000             -               -               -                -
President, Secretary,
Treasurer, Director
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------
                           2000       175,000             -               -               -                -
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------
                           1999       187,230             -               -               -                -
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------

Shaher Hawatmeh            2001       130,000             -               -            500,000             -
Executive Vice President
of CirTran  Corporation
(Utah)
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------
                           2000       109,000             -               -               -                -
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------
                           1999        86,154             -               -               -                -
-------------------------- ------- --------------- ---------------- --------------- --------------- ----------------



Employment Agreements

           Iehab Hawatmeh entered into an employment agreement with Circuit Technologies, Inc. ("Circuit") in 1993 that was assigned to us as part of the reverse acquisition of Circuit in July 2000. This agreement, which is of indefinite term, provides for a base salary for Mr. Hawatmeh, plus a bonus of 2% of our net profits before taxes, payable quarterly, and any other bonus our board of directors may approve. The agreement also provides that, if Mr. Hawatmeh is terminated without cause, we are obligated to pay him, as a severance payment, an amount equal to five times his then-current annual base compensation, in one lump-sum payment or otherwise, as Mr. Hawatmeh may direct.

           Trevor Saliba entered into an agreement with us in January 2002 pursuant to which we retained Mr. Saliba as Senior Vice-President, Sales and Marketing. The agreement provides for remuneration to Mr. Saliba of $6,000 per month, plus reimbursement for all pre-approved business expenses. In addition, we agreed to pay Mr. Saliba an amount equal to 5.0% of all gross investments made into our company that are generated and arranged by Mr. Saliba. The agreement has an initial term of one year, renewable upon agreement of the parties, but is terminable by either party for any reason upon 90 days written notice to the other party. In addition, we may terminate the agreement upon 30 days written notice if Mr. Saliba fails to comply with the terms of the agreement.

2001 Stock Plan

           On July 25, 2001, our board approved and adopted our 2001 Stock Plan, or the 2001 Plan, subject to shareholder approval. An aggregate of 15,000,000 (post forward-split) shares of our common stock are subject to the 2001 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2001 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2001 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

           All of our and our affiliates' and subsidiaries' employees, officers and directors are eligible to participate in the 2001 Plan. Under the 2001 Plan, each or our current non-employee directors is entitled to receive an initial option covering 375,000 (post forward-split) shares of common stock, and, commencing in 2002, each non-employee director is entitled to receive an annual grant of an option covering an additional 375,000 (post forward-split) shares of common stock. No grants of options were made during 2001 to non-employee directors or to any other directors. Our non-employee agents, consultants, advisors and independent contractors are also eligible to participate in our stock plan.

           The 2001 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2001 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2001 Plan shall continue in effect until July 25, 2006, subject to earlier termination by our board. The board may suspend or terminate the 2001 Plan at any time.

           The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2001 Plan for more than an aggregate of 7,500,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

           The board may also award our shares of common stock under the 2001 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement. No stock purchase rights have been granted under the 2001 Plan.

           The 2001 Plan further provides that if the number of outstanding shares of our common stock is increased or decreased or changed into or exchanged for a different number or kind of our shares or securities or of another corporation by reason of any recapitalization, stock split or similar transaction, appropriate adjustment will be made by the board in the number and kind of shares available for awards under the 2001 Plan.

           The following table sets forth certain information concerning options to purchase our common stock that were granted in 2001 to the named executive officers pursuant to the 2001 Plan:


------------------------ ---------------------- ---------------------- ---------------------- ----------------------

                         Number of Securities        % of Total
                              Underlying        Options/SARs Granted
                         Options/SARs Granted      to Employees in
                                                     Fiscal Year         Exercise or Base
Name                                                                       Price ($/Sh)          Expiration Date
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Iehab Hawatmeh                               0            -                      -                      -
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

Shaher Hawatmeh                        500,000          43.5%                  $0.07                9/28/2006
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

The following table sets forth information concerning options exercised during 2001 and the year-end number and value of unexercised options with respect to each of the named executive officers.


------------------------ ---------------------- ---------------------- ---------------------- ----------------------
                                                                       Number of Securities
                                                                            Underlying        Value of Unexercised
                                                                            Unexrcised            In the Money
                                                                          Options/SARs at        Options/SARs at
                                                                            FY-End (#)             FY-End ($)

                          Shares Acquired on                               Exercisable/           Exercisable/
Name                         Exercise (#)        Value Realized ($)        Unexercisable          Unexercisable
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Iehab Hawatmeh                     -                      -                     -/-                     -
------------------------ ---------------------- ---------------------- ---------------------- ----------------------
Shaher Hawatmeh                 500,000                  $0                     -/-                    -/-
------------------------ ---------------------- ---------------------- ---------------------- ----------------------

2002 Stock Plan

           In December 2002, our board approved and adopted our 2002 Stock Plan, or the 2002 Plan, subject to shareholder approval. An aggregate of 25,000,000 (post forward-split) shares of our common stock are subject to the 2002 Plan, which provides for grants to employees, officers, directors and consultants of both non-qualified (or non-statutory) stock options and "incentive stock options" (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended). The 2002 Plan also provides for the grant of certain stock purchase rights, which are subject to a purchase agreement between us and the recipient. The purpose of the 2002 Plan is to enable us to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such persons, and to promote the success of our business.

           The 2002 Plan is administered by our board of directors, which designates from time to time the individuals to whom awards are made under the 2002 Plan, the amount of any such award and the price and other terms and conditions of any such award. The 2002 Plan shall continue in effect until the date which is ten years from the date of its adoption by the board of directors, subject to earlier termination by our board. The board may suspend or terminate the 2002 Plan at any time.

           The board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the period of each option, the times at which options may be exercised and whether the option is an incentive or non-statutory option. No employee may be granted options or stock purchase rights under the 2002 Plan for more than an aggregate of 15,000,000 shares in any given fiscal year. We do not receive any monetary consideration upon the granting of options. Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant.

           The board may also award our shares of common stock under the 2002 Plan as stock purchase rights. The board determines the persons to receive awards, the number of shares to be awarded and the time of the award. Shares received pursuant to a stock purchase right are subject to the terms, conditions and restrictions determined by the board at the time the award is made, as evidenced by a restricted stock purchase agreement. No stock purchase rights have been granted under the 2002 Plan.

           As of February 10, 2003, no options have been granted under the 2002 Plan.

                  Changes in and disagreements with accountants
                     on accounting and financial disclosure

     On March 12, 2002, we engaged Hansen, Barnett & Maxwell as our independent auditor following our dismissal, effective March 12, 2002, of Grant Thornton, LLP ("Grant Thornton"). Our Board of Directors approved the engagement of Hansen, Barnett & Maxwell and the dismissal of Grant Thornton.

           Grant Thornton had served as our independent accountants since February 1999. Grant Thornton's auditors' report on the restated consolidated financial statements of the registrant and subsidiaries as of and for the year ended December 31, 2000 contained a separate paragraph stating that "the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty." Except as noted above, Grant Thornton's report on our restated financial statements for the fiscal year ended December 31, 2000, contained no adverse opinions or disclaimer of opinions, and were not qualified as to audit scope, accounting principles, or uncertainties.

           As required by applicable rules of the Securities and Exchange Commission (the "Commission"), we notified Grant Thornton that during our two most recent fiscal years and the interim period from January 1, 2002, through March 12, 2002, we were unaware of any disputes between us and Grant Thornton as to matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused it to make a reference to the subject matter of the disagreements in connection with its reports.

           We requested that Grant Thornton furnish us with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of the letter received from Grant Thornton with respect to our request, addressed to the Commission, was filed with the Commission.

           Effective March 12, 2002, we engaged Hansen, Barnett & Maxwell as our independent auditors with respect to the fiscal year ending December 31, 2001. During our most recent fiscal year and through March 12, 2002, we had not consulted with Hansen, Barnett & Maxwell regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor was oral advice provided that Hansen, Barnett & Maxwell concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

                          Index to Financial Statements


Audited Financial Statements:                                                                             Page
         Report of Independent Certified Public Accountants                                               F-1
         Consolidated Balance Sheets as of December 31, 2001 and 2000                                     F-2
         Consolidated Statements of Operations for Years Ended December 31, 2001 and 2000                 F-3
         Consolidated Statement of Stockholders' Deficit for the Years Ended December 31, 2000 and        F-4
         2001
         Consolidated Statements of Cash Flows for the Years Ended December 31, 2001 and 2000             F-5
         Notes to Consolidated Financial Statements                                                       F-7

Condensed Consolidated Financial Statements (Unaudited):
         Condensed Consolidated Balance Sheets as of September 30, 2002 and December 31, 2001             Q-3
         Condensed Consolidated Statements of Operations for the Nine Months Ended September 30,          Q-4
         2002 and 2001
         Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30,          Q-5
         2002 and 2001
         Notes to Condensed Consolidated Financial Statements                                             Q-6

                                     Experts

           Our consolidated balance sheets as of December 31, 2001 and 2000, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been inlcuded in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Hansen, Barnett & Maxwell, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                                  Legal matters

           The validity of the Shares offered hereby will be passed upon for us by Durham Jones & Pinegar, P.C., 111 East Broadway, Suite 900, Salt Lake City, Utah 84111.

                                Table of Contents


Summary about CirTran Corporation
 and this offering...................................................2
Risk factors.........................................................4
Use of proceeds.....................................................10
Determination of offering price.....................................10
Description of business.............................................10
Property............................................................15
Management's discussion and analysis or plan of
operation...........................................................17
Forward-looking statements..........................................23
Selling Shareholders................................................23
Plan of distribution................................................25
Regulation M........................................................26
Legal Proceedings...................................................26
Directors, executive officers, promoters and control
persons.............................................................30
Commission's position on indemnification for
Securities Act liabilities..........................................31
Security ownership of certain beneficial owners and
management..........................................................32
Description of common stock.........................................33
Certain relationships and related transactions......................34
Market for common equity and related stockholder
matters.............................................................35
Executive compensation..............................................37
Changes in and disagreements with accountants on
accounting and financial disclosure.................................39
Index to financial statements ......................................40
Experts.............................................................41
Legal matters.......................................................41

                              --------------------


Dealer Prospectus Delivery Obligation. Until [a date which is 90 days after the effective date], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.







                               CirTran Corporation

                                   127,562,500
                                     SHARES

                                  COMMON STOCK

                              --------------------

                                   PROSPECTUS

                               -------------------

                               February ____, 2003

PART II.             Information Not Required in the Prospectus

Item 24.             Indemnification of Directors and Officers

           Our Bylaws provide, among other things, that our officers or directors are not personally liable to us or to our stockholders for damages for breach of fiduciary duty as an officer or director, except for damages for breach of such duty resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the unlawful payment of dividends. Our Bylaws also authorize us to indemnify our officers and directors under certain circumstances. We anticipate we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such person for all expenses and liabilities incurred by such person in connection with any civil or criminal action brought against such person by reason of their being an officer or director of the Company. In order to be entitled to such indemnification, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company and, with respect to criminal actions, such person must have had no reasonable cause to believe that his conduct was unlawful.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25.             Other Expenses of Issuance And Distribution

           We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.


Registration Fees                                  $      470.00
Transfer Agent Fees                                      1,000.00
Costs of Printing and Engraving                          5,000.00
Legal Fees                                              15,000.00
Accounting Fees                                          5,000.00
                                                    ----------------
    Total Estimated Costs of Offering              $    26,470.00

Item 26.             Recent Sales of Unregistered Securities

           In April 1999, as Vermillion Ventures, Inc., we issued 200,000,000 restricted shares of our common stock (equivalent to 1,000,000 shares of common stock as presently constituted), valued at $0.0001 per share ($20,000 in the aggregate) to Milagro Holdings, Inc. for services rendered in connection with the revival of Vermillion to seek a new business opportunity. Milagro was an affiliate of Vermillion's principal, and for the purposes of this issuance, Vermillion relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

           In July 2000, we issued an aggregate of 10,000,000 restricted shares of common stock (150,000,000 shares of common stock as presently constituted) to Circuit Technology, Inc. ("CTI") in connection with our acquisition of the assets and liabilities of CTI. Of these restricted shares, 9,200,000 were distributed on a pro-rata basis by way of liquidation to, and registered in the name of, CTI's shareholders, from each of whom we obtained investment representation letters. The balance of 800,000 common shares issued pursuant to the CTI acquisition were paid to Cogent Capital Corp. in respect of financial advisory services rendered in connection with the acquisition. See above under the section entitled "Certain Relationships and Related Transactions." For the purpose of these stock issuances, the Company relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933.

           In July 2000, concurrent with our acquisition of CTI's assets, we issued 25,333 restricted shares of our common stock to Milagro, Holdings, Inc. and 1,000 restricted shares of our common stock (379,995 shares and 15,000 shares, respectively, as presently constituted) to each of Kurt Hughes and John Lambert, in payment of services rendered to us in connection with the CTI acquisition. For the purpose of these stock issuances, we relied on the exemption from the registration and prospectus delivery requirements provided by
Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with these transactions.

           In November 2000, we issued 352,070 restricted shares of our common stock (5,281,050 shares as presently constituted) to Future Electronics Corporation in exchange for $324,284 in debt relief. For the purpose of this stock issuance, we relied on the exemption from the registration and prospectus delivery requirements provided by Section 4(2) of the Securities Act of 1933. No broker was involved and no commissions were paid in connection with this transaction.

           In 2000, prior to our acquisition of CTI, CTI sold 830 restricted shares of its common stock (subsequently exchanged into 627,238 restricted shares of our common stock following our acquisition of CTI) for $945,473 to 29 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933. During 1999, CTI sold 1,881 restricted shares of its common stock (subsequently exchanged into 1,421,488 restricted shares of our common stock following our acquisition of
CTI) for $2,171,235 to 19 accredited investors in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933.

           In July 2001, we issued 175,000 shares of common stock (2,625,000 shares post-forward split) pursuant to the exercise of stock options previously granted pursuant to our 2001 Stock Plan.

           The Equity Line Agreement, which is the subject of this registration statement, resulted in our issuance of 2,375,000 shares to the Equity Line Investor; 125,000 shares to Westrock Advisors, Inc., as finder's fees; and 62,500 shares to Butler Gonzales LLP, as partial payment of legal fees. Additionally, the Equity Line Agreement provides for the issuance of shares to the Equity Line Investor in lieu of repayment of advances under the Equity Line. All of these shares were or will be sold in reliance on the exemption from registration requirements set forth in Section 4(2) of the Securities Act of 1933.

           In December, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 30,000,000 shares of common stock in exchange for cancellation of an aggregate amount of $1,500,000 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.05 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

           In January, 2002, the Company entered into an agreement with Abacas under which the Company issued an aggregate of 19,987,853 shares of common stock in exchange for cancellation of an aggregate amount of $1,499,090 in senior debt owed to the creditors by the Company. The shares were issued with an exchange price of $0.075 per share, for the aggregate amount of $1,500,000. The Company did not grant registration rights to the four creditors. The shares were issued without registration under the 1933 Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.


Item 27.             Exhibits

Copies of the following documents are filed with this registration statement as exhibits:

Exhibit No.          Document

5.1       Opinion of Durham Jones & Pinegar, P.C.

10.19 Equity Line of Credit Agreement between CirTran Corporation and Cornell Capital Partners, LP, dated as of November 6, 2002 (previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed with the Commission November 13, 2002)

23.1      Consent of Hansen Barnett & Maxwell LLP

23.2      Consent of Counsel (included in Exhibit 5 Opinion Letter)

24.       Power of Attorney (Included on Signature Page of Registration
          Statement)
---------------


Item 28.             Undertakings

           Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

           We hereby undertake:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To specify  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.4242(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii)To include any  additional or changed  material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

                            SIGNATURE PAGES FOLLOW.]

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the city of Salt Lake City, Utah, on February 13, 2003.

                                 CIRTRAN CORPORATION
                                 A Nevada Corporation

                                 By: /s/ Iehab Hawatmeh
                                    -------------------------------------------
                                    Iehab Hawatmeh
                                 Its:    President and Director

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Iehab Hawatmeh                                        February 13, 2003
---------------------------------------------
Iehab Hawatmeh
President, Chief Financial Officer and Director

/s/ Raed Hawatmeh                                         February 13, 2003
----------------------------------------------
Raed Hawatmeh
Director

/s/ Trevor Saliba                                         February 13, 2003
----------------------------------------------
Trevor Saliba
Director

                                POWER OF ATTORNEY

           The person whose signature appears below constitutes and appoints and hereby authorizes Iehab Hawatmeh with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in his capacity as a director, and to file any amendments, including post-effective amendments to this Registration Statement.

           In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacity and on the date stated.


/s/ Raed Hawatmeh                                  February 13, 2003
----------------------------------------------
Raed Hawatmeh
Director

/s/ Trevor Saliba                                  February 13, 2003
----------------------------------------------
Trevor Saliba
Director

         The following financial statements of CirTran Corporation and related notes thereto and auditors' report thereon are filed as part of this Form 10-KSB:

    Audited Financial Statements:                                    Page

        Report of Independent Certified Public Accountants           F-2

        Consolidated  Balance Sheets as of  December  31,            F-3
        2001 and 2000

        Consolidated  Statements of  Operations for the Years        F-4
        Ended December 31, 2001 and 2000

        Consolidated  Statement of Stockholders'  Deficit            F-5
        for the Years Ended December 31, 2000 and 2001

        Consolidated  Statements of Cash  Flows  for  the            F-6
        Years Ended December 31, 2001 and 2000

        Notes to Consolidated Financial Statements                   F-8


                                F-1


HANSEN, BARNETT & MAXWELL                          (801) 532-22
A Professional Corporation                      Fax (801) 532-7944
CERTIFIED PUBLIC ACCOUNTANTS                5 Triad Center, Suite 750
                                            Salt Lake City, Utah 84180
                                                 www.hbmcpas.com


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the of Directors and the Stockholders
CirTran Corporation


We have audited the accompanying consolidated balance sheets of CirTran Corporation and Subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CirTran Corporation and Subsidiary, as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has an accumulated deficit, has suffered losses from operations and has negative working capital that raise substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                        HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
April 24, 2002


                                        F-2


                       CIRTRAN CORPORATION AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                       CIRTRAN CORPORATION AND SUBSIDIARY

                                                           December 31,
                                                     --------------------------
                                                         2001         2000
                                                     ------------  ------------
                                         ASSETS
Current assets
 Cash and cash equivalents                           $        499  $     11,068
 Trade accounts receivable, net of allowance for
  doubtful accounts of $66,316 and $82,502 in
  2001 and 2000, respectively                             369,250       874,097
 Inventories                                            1,773,888     1,755,786
 Other                                                     97,037        94,176
                                                     ------------  ------------
     Total current assets                               2,240,674     2,735,127

Property and equipment, at cost, net                    1,333,925     1,871,076

Other assets, net                                          10,887        10,587
                                                     ------------  ------------

Total Assets                                         $  3,585,486  $  4,616,790
                                                     ============  ============

                          LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
 Checks written in excess of cash in bank            $    159,964  $      5,491
 Accounts payable                                       2,141,290     1,561,752
 Accrued liabilities                                    3,071,191     2,339,949
 Notes payable to stockholders                          1,390,125     1,088,966
 Notes payable to related parties                       2,405,507     2,435,007
 Current maturities of capital lease obligations           41,206        39,274
 Current maturities of long-term notes payable            863,650       929,083
                                                     ------------  ------------
     Total current liabilities                         10,072,933     8,399,522
                                                     ------------  ------------

Long-Term Liabilities
 Long-term notes payable, less current maturities         447,155       529,964
 Capital lease obligations, less current maturities         7,775        14,257
                                                     ------------  ------------
     Total long-term liabilities                          454,930       544,221
                                                     ------------  ------------
Commitments

Stockholders' Deficit
 Common stock, par value $0.001; authorized
  750,000,000 shares; issued and outstanding
  160,951,005 and 156,301,005 in 2001 and
  2000, respectively                                      160,951       156,301
 Additional paid-in capital                             5,977,164     5,664,154
 Accumulated deficit                                  (13,080,492)  (10,147,408)
                                                     ------------  ------------
     Total Stockholders' Deficit                       (6,942,377)   (4,326,953)
                                                     ------------  ------------

Total Liabilities and Stockholders' Deficit          $  3,585,486  $  4,616,790
                                                     ============  ============

  The accompanying notes are an integral part of these financial statements.

                                        F-3


                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                   For the Years Ended,
                                                        December 31,
                                                 --------------------------
                                                     2001          2000
                                                 ------------  ------------

Net sales                                        $  1,870,848  $  6,373,096

Cost of sales                                      (2,340,273)   (6,792,393)
                                                 ------------  ------------
   Gross Loss                                        (469,425)     (419,297)

Selling, general and administrative expenses       (1,690,837)   (2,710,275)
                                                 ------------  ------------

   Loss From Operations                            (2,160,262)   (3,129,572)
                                                 ------------  ------------

Other income (expense)
 Interest                                            (773,034)   (1,051,027)
 Other, net                                               212           945
                                                 ------------  ------------
                                                     (772,822)   (1,050,082)
                                                 ------------  ------------

   Net Loss                                      $ (2,933,084) $ (4,179,654)
                                                 ============  ============

Basic and diluted loss per common share          $      (0.02) $      (0.03)
                                                 ============  ============
Basic and diluted weighted-average
 common shares outstanding                        157,556,073   142,765,555
                                                 ============   ===========

  The accompanying notes are an integral part of these financial statements.

                                        F-4


                       CIRTRAN CORPORATION AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001

                          Common Stock
                     ------------------------  Additional   Receivable
                        Number                   Paid-in       from     Accumulated
                        Shares       Amount      Capital   Stockholders   Deficit        Total
                     ------------  ----------  -----------  ----------  ------------  ------------
Balance -
December 31, 1999    129,271,560   $  129,272  $ 4,645,799  $  (86,000) $ (5,967,754) $ (1,278,683)

Issuance of
 common stock
 for cash              9,408,585      9,408        936,692           -             -       946,100

Redemption of
common stock            (680,145)      (680)       (79,320)          -             -       (80,000)

Issuance of
 common stock
 to acquire the
 monetary assets
 of CTISI             14,153,505     14,145        (14,154)          -             -             -

Common stock
 issued for
 conversion of
 debt                  5,281,050      5,281        319,003           -             -       324,284

Redemption of
 common stock for
 debt                 (1,133,550)    (1,134)      (143,866)          -             -      (145,000)

Payment from
 stockholders                  -          -              -      86,000             -        86,000

Net loss                       -          -              -           -    (4,179,654)   (4,179,654)
                     ------------  ----------  -----------  ----------  ------------  ------------

Balance -
 December 31, 2000    156,301,005     156,301    5,664,154           -   (10,147,408)   (4,326,953)

Warrants issued
 as a sales
 sales commission               -           -      200,000           -             -       200,000

Exercise of
 warrants               3,000,000       3,000         (990)          -             -         2,010

Exercise of
 employee options       1,650,000       1,650      114,000           -             -       115,650

Net loss                        -           -            -           -    (2,933,084)   (2,933,084)
                     ------------  ----------  -----------  ----------  ------------  ------------

Balance -
 December 31, 2001    160,951,005  $  160,951  $ 5,977,164           -  $(13,080,492) $ (6,942,377)
                     ============  ==========  ===========  ==========  ============  ============

  The accompanying notes are an integral part of these financial statements.

                                        F-5



                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         For the Years Ended,
                                                            December 31,
                                                       ------------------------
                                                          2001         2000
                                                       -----------  -----------
Cash flows from operating activities
 Net loss                                              $(2,933,084) $(4,179,654)
 Adjustments to reconcile net loss to net
 cash used in operating activities:
 Depreciation and amortization                             540,090      961,506
 Provision for doubtful trade accounts receivables         (16,186)      78,978
 Provision for inventory obsolescence                            -       55,963
 Warrants issued as a sales commission                     200,000            -
 Changes in assets and liabilities:
 Trade accounts receivable                                 521,033       20,276
 Inventories                                               (18,102)   1,244,634
 Prepaid expenses                                           (3,411)           -
 Other assets                                                  250       23,302
 Accounts payable                                          612,038      (87,129)
 Accrued liabilities                                       808,648    1,741,163
                                                       -----------  -----------
 Total adjustments                                       2,644,360    4,038,693
                                                       -----------  -----------

   Net cash used in operating activities                  (288,724)    (140,961)

Cash flows from investing activities
 Purchase of property and equipment                         (2,939)     (12,770)
                                                       -----------  -----------
   Net cash used in investing activities                    (2,939)     (12,770)
                                                       -----------  -----------

Cash flows from financing activities
 Increase  (decrease) in checks written in
  excess of cash in bank                                   154,473      (72,165)
 Proceeds from notes payable to stockholders               301,159       86,000
 Payments on notes payable to stockholders                       -      (15,000)
 Principal payments on long-term notes payable            (445,903)    (825,593)
 Proceeds from long-term notes payable                     158,255      254,663
 Payments on capital lease obligations                      (4,550)    (129,706)
 Purchase and retirement of common stock                         -      (80,000)
 Proceeds  from exercise of options to
  purchase common stock                                    117,660            -
 Proceeds from issuance of common stock                          -      946,100
                                                       -----------  -----------
   Net cash provided by financing activities               281,094      164,299
                                                       -----------  -----------

Net increase (decrease) in cash and cash equivalents       (10,569)      10,568

Cash and cash equivalents at beginning of year              11,068          500
                                                       -----------  -----------

Cash and cash equivalents at end of year               $       499  $    11,068
                                                       ===========  ===========

  The accompanying notes are an integral part of these financial statements.

                                        F-6


                       CIRTRAN CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (CONTINUED)



                                                        For the Years Ended,
                                                             December 31,
                                                       ------------------------
                                                          2001         2000
                                                       -----------  -----------

Supplemental disclosure of cash flow information

Cash paid during the year for interest                 $   270,065  $   622,266

Noncash investing and financing activities

Common stock issued for conversion of debt             $         -  $   324,284
Notes issued for accounts payable                           32,500      393,022
Redemption of common stock for debt                              -      145,000
Accrued interest converted to note payable                  77,406            -


  The accompanying notes are an integral part of these financial statements.

                                        F-6


                       CIRTRAN CORPORATION AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2001 AND 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Business Activity - Effective July 1, 2000, all of the assets and certain liabilities of Circuit Technology Corporation (Circuit) were acquired by CTI Systems, Inc. (CTISI), a Utah corporation and a wholly owned subsidiary of Vermillion Ventures, Inc. (VVI), an inactive corporation. CTISI had no assets or operations at the date of acquisition. The stockholders of Circuit received 138,000,000 shares of VVI common stock in the transaction. VVI had 2,153,505 common shares outstanding at the time of the acquisition, and an additional 12,000,000 shares were paid by Circuit to Cogent Capital Corp (Cogent) for services performed in facilitating the transaction. CTISI subsequently changed its name to CirTran Corporation (Utah), and VVI subsequently changed its name to CirTran Corporation (Nevada).

The acquisition was accounted for as a reverse acquisition of VVI by Circuit. Although VVI was the surviving legal entity, for accounting purposes Circuit was treated as the surviving accounting entity, and its historical financial statements are presented for the period prior to the acquisition. Circuit had 11,404 common shares outstanding prior to the acquisition. The shares issued to the shareholders of Circuit have been accounted for as a 756-for-1 stock split, and the accompanying financial statements have been restated for the effects of the stock split for all periods presented. Neither VVI or CTISI had any assets or operations at the date of acquisition; accordingly, the acquisition of VVI was accounted for as the issuance of 14,153,505 shares of common stock for the monetary assets of VVI, of which there were none.

CirTran Corporation (the Company) provides turnkey manufacturing services using surface mount technology, ball-grid array assembly, pin-through-hole and custom injection molded cabling for leading electronics OEMs in the communications, networking, peripherals, gaming, consumer products, telecommunications, automotive, medical and semiconductor industries. The Company provides a wide variety of pre-manufacturing, manufacturing and post-manufacturing services. The Company also designs, develops, manufactures and markets a full line of local area network products, with emphasis on token ring and Ethernet connectivity.

In 1997, Circuit acquired the assets and assumed certain liabilities of Racore Technology Corporation. The purchase price was $1,870,911, consisting of 938 shares of Circuit's common stock (10,632,824 post-acquistion, post-merger shares) valued at $977,725; a non-interest bearing note payable of $103,191; accrued acquisition costs of $27,434; and the assumption of $762,561 in liabilities and obligations of Racore. The assets of Racore consisted of accounts receivable, inventories, equipment and intellectual property. The acquisition was accounted for as a purchase.

Principles of Consolidation-The consolidated financial statements include the accounts of CirTran Corporation and its wholly owned subsidiary, Racore Technology Corporation. All significant intercompany transactions have been eliminated in consolidation.

Revenue Recognition-Revenue is recognized when products are shipped. Title passes to the customer or independent sales representative at the time of shipment. Returns for defective items are repaired and sent back to the customer. Historically, expenses experienced with such returns have not been significant and have been recognized as incurred.

Cash and Cash Equivalents-The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventories - Inventories are stated at the lower of average cost or market value. Costs include labor, material and overhead costs. Overhead costs are based on indirect costs allocated among cost of sales, work-in-process inventory and finished goods inventory. Overhead costs are subject to management's discretion regarding which inventory and cost of sale accounts are subject to overhead allocation. Determining overhead costs also requires estimation based on management's allocation of indirect costs.
When there is evidence that the inventory's value is less than original cost, the inventory will be lowered to market value. The Company evaluates market value on current resale amounts and whether there is technological obsolescence. Currently, some of the Company's inventory is over one year old but still considered the industry standard and will continue to be used in the Company's production process.

Property and Equipment -Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over the estimated service lives. Leasehold improvements are amortized over the shorter of the life of the lease or the service life of the improvements. The straight-line method of depreciation and amortization is followed for financial reporting purposes. Maintenance, repairs and renewals which neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains or losses on dispositions of property and equipment are included in operating results.

Impairment of Long-Lived Assets -The Company reviews its long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company evaluates, at each balance sheet date, whether events and circumstances have occurred which indicate possible impairment. The Company uses an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable. As of December 31, 2001, the Company does not consider any of its long-lived assets to be impaired.

Checks Written in Excess of Cash in Bank-Historically, banks have temporarily lent funds to us by paying out more funds than were in our accounts under existing lines of credit with those banks. Subsequent to May 2000, when Abacas purchase our line of credit obligation, the Company no longer had lines of credit with banks, and those loans were no longer available or made to us.

Under  our  cash  management system, checks issued but not  presented  to  banks
frequently   result  in  overdraft  balances  for  accounting  purposes.   These
overdrafts are included as a current liability in the balance sheets.

Income Taxes -The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized. Research tax credits are recognized as utilized.

The Company operated, for tax purposes, as a corporation under provisions of Subchapter S of the Internal Revenue Code through May 10, 2000.

Use of Estimates -In preparing the Company's financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from those estimates.

Concentrations of Risk -Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of trade accounts receivable. The Company sells substantially to recurring customers, wherein the customer's ability to pay has previously been evaluated. The Company generally does not require collateral. Allowances are maintained for potential credit losses, and such losses have been within management's expectations. At December 31, 2001 and 2000, this allowance was $66,316 and $82,502, respectively.

At December 31, 2000, accounts receivable from a customer located in Baltimore, Maryland and a customer located in Nampa, Idaho, represented approximately 29 percent and 16 percent, respectively, of total trade accounts receivable. The Company had accounts payable to the Baltimore, Maryland company of approximately 78 percent of the balance of the accounts receivable owed by the customer at December 31, 2000. Sales to these same customers accounted for 30 percent and 4 percent of 2000 net sales, respectively. The Baltimore, Maryland customer no longer does business with the Company.

At December 31, 2001, accounts receivable from the former customer located in Baltimore, Maryland and a customer in Mountain View, California represented approximately 63 percent and 12 percent, respectively, of total trade accounts receivable. Sales to these same customers accounted for 0% and 3% of 2001 net sales, respectively. Subsequent to year-end, the Baltimore, Maryland customer ("customer") and the Company reach a tentative settlement which would provide for the payment of all amounts owed to the Company by the customer.

Fair Value of Financial Instruments -The carrying value of the Company's cash and cash equivalents and trade accounts receivable, approximates their fair values due to their short-term nature. The fair value of certain of the notes payable in default is not determinable.

Loss Per Share -Basic Earnings per Share (EPS) are calculated by dividing earnings (loss) available to common shareholders by the weighted-average number of common shares outstanding during each period. Diluted EPS are similarly calculated, except that the weighted-average number of common shares outstanding would include common shares that may be issued subject to existing rights with dilutive potential when applicable.

Reclassifications Not Material -Certain reclassifications have been made to the 2000 financial statements to conform with the 2001 presentation.


NOTE 2 - REALIZATION OF ASSETS

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.
However, the Company sustained losses from operations of $2,933,084 and $4,179,654 for the years ended December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the Company had an accumulated deficit of $13,080,492 and $10,147,408, respectively and a total stockholders' deficit of

$6,942,377 and $4,326,953, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $288,724 and $140,961 for the years ended December 31, 2001 and 2000, respectively.

Since February of 2000, the Company has operated without a line of credit. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production. These conditions raise a substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Abacas Ventures, Inc. (Abacas) purchased the Company's line of credit from the lender. Subsequent to year-end, the Company has entered into an agreement whereby the Company has issued common stock to certain principals of Abacas in exchange for a portion of the debt. The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. During 2001 and 2000, the Company successfully converted approximately $32,500 and $800,000, respectively in trade payables into notes and common stock. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. The Company has initiated new credit arrangements for smaller dollar amounts with certain vendors and will pursue a new line of credit after negotiations with certain vendors are complete. If successful, these plans may add significant equity to the Company. There is no assurance that these transactions will occur.

NOTE 3 - INVENTORIES

Inventories consist of the following:
                                                2001          2000
                                             -----------  -----------
       Raw materials                         $ 1,223,160  $ 1,088,312
       Work-in process                           142,048      169,676
       Finished goods                            408,680      497,798
                                             -----------  -----------
                                             $ 1,773,888  $ 1,755,786
                                             ===========  ===========

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment and estimated service lives consist of the following:

                                                                Estimated
                                                              Service Lives
                                         2001         2000       in Years
                                      -----------  -----------  -----------
       Production equipment           $ 3,141,992  $ 3,140,450      5-10
       Leasehold improvements             958,940      957,845      7-10
       Office equipment                   628,824      628,522      5-10
       Other                              118,029      118,029      3-7
                                      -----------  -----------  -----------
                                        4,847,785    4,844,846
       Less accumulated depreciation
          and amortization              3,513,860    2,973,770
                                      -----------  -----------
                                      $ 1,333,925  $ 1,871,076
                                      ===========  ===========
NOTE 5 - LINE OF CREDIT

During 2000, the Company's line of credit of $2,792,609 was assumed by Abacas Ventures, Inc. Abacas Ventures, Inc. converted the amount owing into a note payable. Interest has been accrued at an interest rate of 10 percent. The entire amount of the note is included in current maturities of long-term notes payable.

NOTE 6 - NOTES PAYABLE

Notes Payable consist of the following:

                                                              2001      2000
                                                           ----------  ----------
  Note payable to a financial institution, due in monthly
    installments of $9,462, interest at 8.61%, with a
    maturity date of April 2004, collateralized by
    equipment                                                 305,090     377,235

  Note payable to a company, due in monthly installments
    of $6,256, interest at 8%, until paid,
    collateralized by equipment, in default                   183,429     181,431

  Note payable to a financial institution, due in monthly
    installments of $20,000, interest at 4% over prime
    (8.25% at December 31, 2001), with a maturity date
    of July 2001, collateralized by equipment, in default     179,951     197,285

  Note payable to a company, due in two installments of
   $83,000 plus accrued interest at 10%, paid in full               -     166,000

  Note payable to a shareholder, due in monthly
   installments of $12,748 until paid, interest at 10%
   unsecured, in default                                      130,000     130,000

  Note payable to a company, due in monthly installments
   of $1,972 until paid, interest at 8%, unsecured,
   in default                                                  87,632      93,307


                                        F-12

  Note payable to an individual, due in monthly
   installments of $5,000, interest at a rate of 9.5%,
   matured May 2000, collateralized by all assets of
   the Company, in default                                     85,377      85,377

  Note payable to a finance corporation, due in monthly
   installments of $50 to $5,000, interest at
   prime plus 3% (7.75% at December 31, 2001) with
   a maturity date of April 2004, collateralized by
   equipment                                                   86,522      78,105

  Note payable to a company, due in 18 monthly
   installments of $1,460 followed by six monthly
   installments of $2,920, interest at 6%,
   with a maturity date of April 2003, unsecured               65,973      73,000

  Note payable to a finance corporation, due in monthly
   installments of $50 to $3,843, interest at
   9%, with a maturity date of December 2002,
   collateralized by equipment and trade accounts
   receivable                                                  55,499      50,619

  Note payable to a finance corporation, due in monthly
   installments of $50 to $4,800, interest at
   12%, matures July 2002, collateralized
   by equipment and trade accounts receivable                  18,883      15,083

  Note payable to a finance corporation, due in monthly
   installments of $50 to $8,000, interest at 9%,
   matures July 2002, collateralized by
   equipment and trade accounts receivable                     12,866      11,605

  Note payable to a company, due in monthly installments
   of $2,827, interest at 8%, unsecured                        21,732           -

  Note payable to a bank, payable on demand,
   interest at 10%, unsecured                                  39,367           -

  Note payable to a finance corporation, due in monthly
   installments of $50 to $5,443, interest at
   12%, matures August 2002, collateralized
   by equipment and trade accounts receivable                  38,484           -
                                                           ----------  ----------

     Total Notes Payable                                    1,310,805   1,459,047
      Less current maturities                                 863,650     929,083
                                                           ----------  ----------

      Long-Term Notes Payable                              $  447,155  $  529,964
                                                           ==========  ==========

                                        F-13


     The Company's notes payable at December 31, 2001 mature as follows:

      Year Ending December 31,
      ------------------------
            2002                             $   863,650
            2003                                 333,263
            2004                                  96,956
            2005                                  16,936
            Thereafter                                 -
                                             -----------
                                             $ 1,310,805
                                             ===========

Certain of the Company's notes payable contain various covenants and restrictions. The agreements provide for the acceleration of principal payments in the event of a covenant violation or a material adverse change in the operations of the Company. The Company is out of compliance on several notes payable, primarily due to a failure to make monthly payments. In instances where the Company is out of compliance, these amounts have been shown as current.

NOTE 7 - LEASES

The Company conducts a substantial portion of its operations utilizing leased facilities and equipment consisting of sales office, warehouses, manufacturing plant, and transportation and computer equipment. Generally, the leases provide for renewal for various periods at stipulated rates.

The following is a schedule by year of future minimum lease payments under operating and capital leases, together with the present value of the net lease payments as of December 31, 2001:

                                             Capital   Operating
     Year Ending December 31,                Leases    Leases
     ------------------------                ---------  ---------
          2002                               $  51,054  $ 223,050
          2003                                   8,522    196,941
          2004                                   2,475    191,688
          2005                                       -    191,688
          2006                                       -    175,714
         Thereafter                                  -          -
                                             ---------  ---------
     Future minimum lease payments              62,051  $ 979,081
     Amounts representing interest              13,070  =========
                                             ---------
     Present value of net minimum
       lease payments                           48,981
     Less current maturities                    41,206
                                             ---------
                                             $   7,775
                                             =========
The building leases provide for payment of property taxes, insurance and maintenance costs by the Company. One of the buildings is leased from related parties. Rental expense for operating leases totaled $233,875 and $325,552 for 2001 and 2000, respectively.

The Company has an option to renew one building lease with related parties, for two additional ten-year periods upon expiration of the term in 2006.


                                        F-14


Property and equipment includes $126,195 of equipment under capital leases at both December 31, 2001 and 2000. Accumulated amortization amounted to $89,503 and $66,842 at December 2001 and 2000, respectively, for equipment under capital leases.

NOTE 8 - RELATED PARTY TRANSACTIONS

Lease -The Company entered into a lease for manufacturing and office space with another company owned by certain stockholders of the Company. The terms of the lease include monthly payments to the lessor of $15,974 through November 2006, after which the lease is renewable for two additional ten-year periods.

Notes Payable -The Company had amounts due to stockholders from two separate notes. The balance due to stockholders at December 31, 2001 and 2000 was $1,390,125 and $1,088,966, respectively. Interest associated with amounts due to stockholders is accrued at 10 percent, was $205,402 and $103,305 at December 31, 2001 and 2000, respectively, and is included in accrued liabilities. These notes are due on demand.

The  Company  had  amounts due to Abacas Ventures, Inc., a related  party.   The
balance due to Abacas at December 31, 2001 and 2000 was $2,405,507 and $2,435,007, respectively. Interest associated with amounts due to Abacas is accrued at 10 percent, was $380,927 and $142,042 at December 31, 2001 and 2000,
respectively,   and  is  included  in  accrued  liabilities.  The amounts owed
are due on demand with no required monthly payments.    This   note   is
collateralized by assets of the Company.

Common Stock -In 1999, Circuit entered into an agreement with Cogent, a financial consulting firm, whereby Cogent agreed to assist and provide consulting services to Circuit in connection with a possible merger or acquisition. Pursuant to the terms of this agreement, the Company issued 12,000,000 restricted shares of common stock to Cogent in July 2000 in connection with the acquisition of the assets and certain liabilities of Circuit. The principal of Cogent was a director of Circuit from 1999 through July 1, 2000.

NOTE 9 - ACCRUED LIABILITIES

As of December 31, 2001, the Company had accrued liabilities in the amount of $1,982,445 for delinquent payroll taxes, including interest estimated at $215,268 and penalties estimated at $242,989. Of this amount, approximately
$257,510 was due the State of Utah. Concerning the amount owed the State of Utah, during the first quarter of 2002, the Company negotiated a monthly payment schedule of $4,000 , which did not provide for the forgiveness of any taxes, penalties or interest. Approximately $1,713,996 is owed to the Internal Revenue Service (IRS). During the first quarter of 2002, the Company negotiated a payment schedule with respect to this amount, pursuant to which the Company is currently making monthly payments of $25,000. Approximately $10,939 is owed the State of Colorado.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Litigation - Circuit (the surviving accounting entity, Note 1) was a defendant in an alleged breach of a facilities sublease agreement in Colorado. A lawsuit was filed in which the plaintiff sought to recover past due rent, future rent, and other lease charges. The Company filed a suit against the landlord for an amount in excess of $500,000 for missing equipment. Rent has been accrued through December 31, 2000 and was included in accrued liabilities. Subsequent to year-end, the Company settled the lawsuit as discussed in Note 17.


                                        F-15

In March 2002, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. The Company denies all substantive allegations made by the vendor and intends to contest the action.

Circuit is also the defendant in numerous legal actions primarily resulting from nonpayment of vendors for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights -In connection with the conversion of certain debt to equity, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

NOTE 11 - LOSS PER COMMON SHARE

The following data show the shares used in computing loss per common share:

                                                         2001           2000
                                                      -----------   -----------
   Common shares outstanding during entire period 156,301,005 129,271,560 Net weighted-average common shares issued
     during period                                      1,255,068    13,493,995
                                                      -----------   -----------
   Weighted-average number of common shares
     used in basic and diluted loss per share         157,556,073   142,765,555
                                                      ===========   ===========

The Company has no potentially issuable common shares, therefore basic and diluted loss per share are the same.

NOTE 12 - INCOME TAXES

The Company operated, for tax purposes, as a corporation under provisions of Subchapter S of the internal Revenue Code through May 10, 2000. During this period, taxes on income of the Company flowed through to the stockholders. Accordingly, the Company was not subject to federal income taxes on Company operating results for the period in which the S election was in existence, and no provision or current liability or asset for federal or state income taxes for those periods has been reflected.

On May 10, 2000, the Company revoked their S election and became a taxable entity. Effective with the change, in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The Company is not entitled to any benefit from the operating loss carry forwards incurred prior to the termination of the S election.

Income tax expense at December 31, 2001 and 2000, consists of the following:

                                               2001     2000
                                             -------   -------
      Current                                $     -   $     -
      Deferred                                     -         -
                                             -------   -------
                                             $     -   $     -
                                             =======   =======

                                        F-16


The tax effects of temporary differences which gave rise to deferred tax assets and liabilities at December 31, 2001 and 2000, are as follows:

                                                      2001          2000
                                                   -----------  -----------
     Deferred Income Tax Assets:
      Inventory reserve                            $   188,880  $   262,297
      Bad debt reserve                                  24,736       30,773
      Vacation reserve                                  12,569       13,591
      Inventory Section 263A calculation               147,131      148,617
      Research and development                          55,579       55,579
      Net operating loss carryforward                2,566,156    1,446,233
      Intellectual property                            188,050      200,053
                                                   -----------  -----------
           Total Deferred Income Tax Assets          3,183,101    2,157,143
      Valuation allowance                           (3,119,594)  (2,082,429)
                                                   -----------  -----------
                                                        63,507       74,714

      Deferred Income Tax Liability - depreciation     (63,507)     (74,714)
                                                   -----------  -----------
          Net Deferred Income Tax Asset            $         -  $         -
                                                   ===========  ===========

The Company has sustained net operating losses in both of the periods presented. There were no deferred tax assets or income tax benefits recorded in the financial statements for net deductible temporary differences or net operating loss carryforwards because the likelihood of realization of the related tax benefits cannot be established. Accordingly, a valuation allowance has been recorded to reduce the net deferred tax asset to zero and consequently, there is no income tax provision or benefit presented for the years ended December 31, 2001 and 2000.

As of December 31, 2001, the Company had net operating loss carryforwards for tax reporting purposes of approximately $6,879,774 expiring in various years through 2021. Utilization of approximately $1,791,000 of the total net operating loss is dependent on the future profitable operation of Racore Technology Corporation under the separate return limitation rules and limitations on the carryforward of net operating losses after a change in ownership.

The following is a reconciliation of the amount of tax benefit that would result from applying the federal statutory rate to pretax loss with the benefit from income taxes for the years ended December 31, 2001 and 2000:

                                                        2001           2000
                                                    -----------   ------------
   Benefit at statutory rate (34%)                  $  (997,249)  $ (1,421,082)
      Non-deductible expenses                            56,876         49,171
      Change in valuation allowance                   1,037,165      1,509,840
      State tax benefit, net of federal tax benefit     (96,792)      (137,929)
                                                    -----------   ------------
      Net Benefit From Income Taxes                 $         -   $          -
                                                    ===========   ============

                                        F-17


NOTE 13 - STOCKHOLDER'S EQUITY

Forward Stock Split - On August 6, 2001, the Company effected a 15-for-1 forward stock split of its outstanding shares of common stock. The Company also increased authorized common shares from 500,000,000 to 750,000,000 shares. The stock split has been retroactively reflected in the accompanying consolidated financial statements for all periods presented.

Redemption of Common Stock - In February 2000, the Company redeemed 680,145 shares of common stock held by a director in exchange for $80,000 of expenses paid on behalf of the director. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption.

Also during 2000, the Company redeemed 1,133,550 shares of common stock held by an unrelated party for a note payable in the amount of $145,000, which was the amount of the original investment by the unrelated party. No other stated or unstated rights, privileges, or agreements existed in conjunction with this redemption.

Common Stock Issued for Conversion of Debt - The Company entered into a settlement related to a lawsuit involving amounts owed to a vendor. The total amount owed to the vendor was $646,284. This amount was satisfied through the payment of $83,000 cash, the issuance of notes payable totaling $239,000 and the issuance of 5,281,050 shares of common stock at $0.06 per share for the remaining $324,284. The $0.06 per share was the fair value of the stock based on the closing stock price on the date of the settlement.

NOTE 14 - STOCK OPTIONS AND WARRANTS

Stock-Based Compensation - The Company accounts for stock options issued to directors, officers and employees under Accounting Principles Board Opinion No. 25 and related interpretations ("APB 25"). Under APB 25, compensation expense is recognized if an option's exercise price on the measurement date is below the fair value of the Company's common stock. For options that provide for cashless exercise or that have been modified, the measurement date is considered the date the options are exercised or expire. Those options are accounted for as variable options with compensation adjusted each period based on the difference between the market value of the common stock and the exercise price of the options at the end of the period. The Company accounts for options and warrants issued to non-employees at their fair value in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Non-Employee Grant - During 2001, the Company granted options to purchase 3,000,000 shares of common stock to a non-employee sales consultant as the settlement of a $200,000 prepaid sales commission agreement. The options vested on the date granted and expire in September 2006. The exercise price of these options was $.00067 per share. Because there is not an active market for the Company's common stock, in this case the fair value of the sales commission agreement is more reliably measurable, and the value of the options was determined to be $200,000 in accordance with the provisions of SFAS No. 123. By December 31, 2001, the sales consultant had not generated any sales and management felt the probability that the sales consultant would generate any future sales was remote. Accordingly, the $200,000 was expensed December 31, 2001. All 3,000,000 options were exercised during 2001 for cash proceeds of $2,010. There were no non-employee options outstanding at December 31, 2001.


                                        F-18

Employee Grants - On July 26, 2001 the Company adopted the 2001 Stock Option Plan (the "2001 Plan") with 15,000,000 shares of common stock reserved for issuance there under. The Company's Board of Directors administers the plan and has discretion in determining the employees, directors, independent contractors and advisors who receive awards, the type of awards (stock, incentive stock options or non-qualified stock options) granted, and the term, vesting and exercise prices.

During the year ended December 31, 2001, the Company granted options to purchase 1,650,000 shares of common stock to certain employees of the Company pursuant to the 2001 Plan. These options vested on the date of grant. The related exercise price for all options was $0.07 per share, the fair value of the Company's common stock on the date of grant. The options are exercisable through September 2006. During 2001, all employee options granted were exercised. There were no employee options outstanding at December 31, 2001.

Compensation Expense - During the year ended December 31, 2001, the Company recognized no compensation expense relating to stock options and warrants. SFAS 123 requires the presentation of pro forma operating results as if the Company had accounted for stock options granted to employees under the fair value method prescribed by SFAS 123. The Company estimated the fair value of the employee stock options at the grant date using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in the Black-Scholes model to determine the fair value of the employee options of $0.03 per option to purchase a share of common stock: risk-free interest rate of 3.94 percent, dividend yield of 0 percent, volatility of 411.44 percent, and expected lives of ..01 years.

Following are the pro forma disclosures and the related impact on the net losses:

                                           Years Ended December 31,
                                         ----------------------------
                                            2001             2000
                                         ------------    ------------
   Net loss as reported                  $ (2,933,084)   $ (4,179,654)
   Net loss pro forma                      (2,989,179)     (4,179,654)
   Basic and diluted loss per common
    share as reported                           (0.02)          (0.03)
   Basic and diluted loss per common
    share pro forma                             (0.02)          (0.03)

Due to the nature and timing of option grants, the resulting pro forma compensation cost may not be indicative of future years.

NOTE 15 -SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has two reportable segments; electronics assembly and Ethernet technology. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:


                                        F-19

                                   Electronics    Ethernet
              2001                  Assembly     Technology      Total
              ----                 -----------  -----------  -----------
     Sales to external customers   $ 1,352,085  $   518,763  $ 1,870,848
     Intersegment sales                309,374            -      309,374
     Segment loss                   (2,336,084)    (597,000)  (2,933,084)
     Segment assets                  3,152,815      434,471    3,587,286
     Depreciation and amortization     519,217       20,873      540,090

              2000
              ----
     Sales to external customers   $ 4,686,045  $ 1,687,051  $ 6,373,096
     Intersegment sales              1,015,349       40,423    1,055,772
     Segment loss                   (2,950,406)  (1,229,248)  (4,179,654)
     Segment assets                  3,916,774      854,806    4,771,580
     Depreciation and amortization     687,802      273,704      961,506


       Sales                                        2001         2000
       -----                                    -----------  -----------
     Total sales for reportable segments        $ 2,180,222  $ 7,428,868
     Elimination of intersegment sales             (309,374)  (1,055,772)
                                                -----------  -----------
     Consolidated net sales                     $ 1,870,848  $ 6,373,096
                                                ===========  ===========

       Net Loss
       --------
     Net loss for reportable segments           $(2,933,084) $(4,179,654)
     Elimination of intersegment losses                   -            -
                                                -----------  -----------
                                                $(2,933,084) $(4,179,654)
                                                ===========  ===========
       Total Assets
       ------------
     Total assets for reportable segments       $ 3,587,286  $ 4,771,580
     Adjustment for intersegment amounts             (1,800)    (154,790)
                                                -----------  -----------
     Consolidated total assets                  $ 3,585,486  $ 4,616,790
                                                ===========  ===========

                                        F-20

NOTE 16 - REVENUES

All revenue-producing assets are located in North America. Revenues are attributed to the geographic areas based on the location of the customers purchasing the products. The Company's net sales by geographic area are as follows:

                                                2001          2000
                                             -----------  -----------
       United States of America              $ 1,820,700  $ 5,921,890
       Mexico                                          -       45,216
       Canada                                        338            -
       Europe/Africa/Middle East                  49,810      390,808
       Asia/Australia                                  -       15,182
                                             -----------  -----------

                                             $ 1,870,848  $ 6,373,096
                                             ===========  ===========

NOTE 17 - SIGNIFICANT FOURTH QUARTER ADJUSTMENT

During the fourth quarter of 2001, the Company determined that an insufficient amount of overhead had been applied to the cost of sales for the year. The Company reclassified $777,421 from selling, general and administrative expenses to cost of sales. This adjustment results in $257,105, $186,726, $191,510 and $136,080 of general and administrative expenses being reclassified to cost of sales for the quarters ended March 31, 2001, June 30, 2001, September 30, 2001 and December 31, 2001.


NOTE 18 - SUBSEQUENT EVENTS

Settlement of Litigation - As discussed in Note 10, the Company settled the lawsuit that alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company subsequently filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. This amount did not exceed the amount of rent accrued and payable at December 31, 2000, therefore this was treated as a conversion of accrued liabilities to notes payable. The remainder, $170,000, was treated as a reduction of rent during the year ended December 31, 2001, due to a change in estimate of rent expense. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, is payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow. If seventy-five percent (75%) of the balance has not been paid by May 18, 2002, the Company has agreed to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. If, by July 18, 2002, the registration of the escrowed shares of the Company's common stock is not completed and such shares are not replaced with registered, free-trading common stock in an amount sufficient to cover the liability to Sunborne, Sunborne may file the Confession of Judgment and proceed with execution thereon.


                                        F-21

Common Stock issued for Debt - Effective January 14, 2002, the Company entered into four substantially identical agreements with existing shareholders pursuant to which the Company issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share, the fair value of the shares on the date of the agreements as determined by market prices, for $500,000 in cash and the cancellation of $2,749,090 of notes payable. No gain or loss has been recognized on these transactions as the fair value of the stock issued was equal to the consideration given by the shareholders.

Employee Stock Options - Subsequent to year-end, the Company issued employees options to purchase 5,000,000 shares of common stock at prices ranging from $0.045 to $0.05. These options vest immediately and expire five years from the grant date. The employees have exercised all 5,000,000 options to purchase shares of common stock.

Condensed Consolidated Financial Statements (Unaudited):

Balance Sheets as of September 30, 2002 (unaudited) and                     Q-3
December 31, 2001

Statements of Operations for the Nine Months ended                          Q-4
September 30, 2002 (unaudited) and 2001 (unaudited)

Statements of Cash Flows for the Nine Months ended                          Q-5
September 30, 2002 (unaudited) and 2001 (unaudited)

Notes to Condensed Consolidated Financial Statements                        Q-6
(unaudited)

                       CIRTRAN CORPORATION AND SUBSIDIARY
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)



                                                                      September 30,     December 31,
                                                                    ----------------------------------
                                                                         2002               2001
                                                                    ----------------   ---------------

                              ASSETS
Current assets
Cash and cash equivalents                                           $           882    $          499
Trade accounts receivable, net of allowance for doubtful accounts
of $32,317 and $66,316, respectively                                        158,807           369,250
Inventories                                                               1,624,543         1,773,888
Subscription receivable                                                      25,000                 -
Other                                                                       100,561            97,037
                                                                    ----------------   ---------------
Total current assets                                                      1,909,793         2,240,674

Property and equipment, at cost, net                                        968,371         1,333,925
Other assets, net                                                            23,102            10,887
                                                                    ----------------   ---------------
Total Assets                                                        $     2,901,266    $    3,585,486
                                                                    ================   ===============

                       LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Checks written in excess of cash in bank                            $       123,268    $      159,964
Accounts payable                                                          1,297,281         2,141,290
Accrued liabilities                                                       3,230,117         3,071,191
Notes payable to stockholders                                                 2,465         1,390,125
Notes payable to related parties                                          1,547,397         2,405,507
Current maturities of capital lease obligations                                   -            41,206
Current maturities of long-term notes payable                             1,157,656           863,650
                                                                    ----------------   ---------------
Total current liabilities                                                 7,358,184        10,072,933
                                                                    ----------------   ---------------

Long-Term Liabilities
Long-term notes payable, less current maturities                            201,206           447,155
Capital lease obligations, less current maturities                                -             7,775
                                                                    ----------------   ---------------
Total long-term liabilities                                                 201,206           454,930
                                                                    ----------------   ---------------

Commitments and Contingencies

Stockholders' Deficit
Common stock, par value $0.001; authorized 750,000,000 shares;
issued and outstanding 211,772,191 at September 30, 2002 net of
3,000,000 shares held in treasury at no cost and 160,951,005
at December 31, 2001                                                        211,772           160,951
Additional paid-in capital                                                9,510,433         5,977,164
Accumulated deficit                                                     (14,380,329)      (13,080,492)
                                                                    ----------------   ---------------
Total Stockholders' Deficit                                              (4,658,124)       (6,942,377)
                                                                    ----------------   ---------------
Total Liabilities and Stockholders' Deficit                         $     2,901,266    $    3,585,486
                                                                    ================   ===============


                 See accompanying notes to unaudited condensed
                       consolidated financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                    For the Three Months Ended,                 For the Nine Months Ended,
                                                          September 30,                               September 30,
                                             ------------------------------------------  ------------------------------------------
                                                    2002                  2001                  2002                  2001
                                             --------------------  --------------------  --------------------  --------------------
Net Sales                                    $           367,755   $           474,055   $         1,981,103   $         1,545,020

Cost of Sales                                            358,869               499,772             1,735,380             1,794,854
                                             --------------------  --------------------  --------------------  --------------------

Gross Profit/(Loss)                                        8,886               (25,717)              245,723              (249,834)

Operating Expenses
Selling, general and administrative expenses             516,650               393,368             1,400,240             1,238,036
Non-cash compensation expense                             25,000                     -                25,000                     -
                                             --------------------  --------------------  --------------------  --------------------
Total Operating Expenses                                 541,650               393,368             1,425,240             1,238,036

Loss From Operations                                    (532,764)             (419,085)           (1,179,517)           (1,487,870)
                                             --------------------  --------------------  --------------------  --------------------

Other income (expense)
Interest                                                 (41,865)             (124,452)             (282,609)             (667,959)
Other, net                                                    97                    25               162,289                 4,125
                                             --------------------  --------------------  --------------------  --------------------
                                                         (41,768)             (124,427)             (120,320)             (663,834)
                                             --------------------  --------------------  --------------------  --------------------

Net Loss                                     $          (574,532)  $          (543,512)  $        (1,299,837)  $        (2,151,704)
                                             ====================  ====================  ====================  ====================

Basic and diluted loss per common share      $             (0.00)  $             (0.00)  $             (0.01)  $             (0.01)
                                             ====================  ====================  ====================  ====================
Basic and diluted weighted-average
common shares outstanding                            209,652,626           157,947,744           205,907,734           156,855,950
                                             ====================  ====================  ====================  ====================


                 See accompanying notes to unaudited condensed
                       consolidated financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)


                                                                               For the Nine Months Ended,
                                                                                       September 30,
                                                                   ---------------------------------------------------
                                                                            2002                        2001
                                                                   -----------------------     -----------------------

Cash flows from operating activities
Net loss                                                           $           (1,299,837)     $           (2,151,704)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation and amortization                                                     368,376                     374,791
Provision for loss on trade receivables                                           (33,999)                     31,399
Settlement of litigation                                                          (25,000)                          -
Non-cash compensation expense                                                      25,000
Issuance of common stock options for prepaid commission                                 -                     200,000
Payments made on behalf of the Company
as a settlement of a sublease agreement                                          (152,500)                          -
Changes in assets and liabilities:
Trade accounts receivable                                                         244,442                     458,496
Inventories                                                                       149,345                     (16,936)
Other assets                                                                       (8,739)                   (198,502)
Accounts payable                                                                 (547,727)                    397,240
Accrued liabilities                                                               366,602                     771,738
                                                                   -----------------------     -----------------------

Total adjustments                                                                 385,800                   2,018,226
                                                                   -----------------------     -----------------------

Net cash used in operating activities                                            (914,037)                   (133,478)
                                                                   -----------------------     -----------------------

Cash flows from investing activities
Purchase of property and equipment                                                 (2,822)                     (1,844)
                                                                   -----------------------     -----------------------

Net cash used in investing activities                                              (2,822)                     (1,844)
                                                                   -----------------------     -----------------------

Cash flows from financing activities
Increase (decrease) in checks written in excess of cash in bank                   (36,696)                    134,841
Payments on notes payable to stockholders                                        (140,125)                          -
Principal payments on long-term notes payable                                    (348,402)                   (311,462)
Principal payments on capital leases                                                    -                      (4,550)
Proceeds from long-term notes payable                                             655,000                           -
Proceeds from notes payable to stockholders                                         2,465                     305,625
Proceeds from exercise of options to purchase common stock                        285,000                           -
Proceeds from issuance of common stock                                            500,000                           -
                                                                   -----------------------     -----------------------

Net cash provided by financing activities                                         917,242                     124,454
                                                                   -----------------------     -----------------------

Net increase (decrease) in cash and cash equivalents                                  383                     (10,868)

Cash and cash equivalents at beginning of period                                      499                      11,068
                                                                   -----------------------     -----------------------

Cash and cash equivalents at end of period                         $                882        $                200
                                                                   =======================     =======================

                 See accompanying notes to unaudited condensed
                       consolidated financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                   (CONTINUED)


                                                                            For the Nine Months Ended,
                                                                                    September 30,
                                                                ---------------------------------------------------
                                                                         2002                        2001
                                                                -----------------------     -----------------------
Supplemental disclosure of cash flow information

Cash paid for interest                                          $              186,311      $               53,013

Noncash investing and financing activities

Prepaid commission by stock option issuance                     $                    -      $              200,000
Notes payable issued for accounts payable                                      345,263                           -
Common stock issued for notes payable to stockholders                        1,250,000                           -
Common stock issued for notes payable                                        1,499,090                           -
Legal fees to be paid on behalf of lender                                      120,000                           -
Accrued interest converted to notes payable                                     41,301                           -
Exercise of options for subscription receivable                                 25,000                           -


                 See accompanying notes to unaudited condensed
                       consolidated financial statements.

                       CIRTRAN CORPORATION AND SUBSIDIARY
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements -- The accompanying unaudited condensed consolidated financial statements include the accounts of CirTran Corporation and its subsidiary (the "Company"). These financial statements are condensed and, therefore, do not include all disclosures normally required by accounting principles generally accepted in the United States of America. These statements should be read in conjunction with the Company's annual financial statements included in the Company's December 31, 2001, Annual Report on Form 10-KSB. In particular, the Company's significant accounting principles were presented as
Note 1 to the consolidated financial statements in that report. In the opinion of management, all adjustments necessary for a fair presentation have been included in the accompanying condensed consolidated financial statements and consist of only normal recurring adjustments. The results of operations presented in the accompanying condensed consolidated financial statements for the nine months ended September 30, 2002 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2002.

NOTE 2 - REALIZATION OF ASSETS

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company sustained net losses of $1,299,837 and $2,933,084 for the nine months ended September 30, 2002, and the year ended December 31, 2001, respectively. As of September 30, 2002, and December 31, 2001, the Company had an accumulated deficit of $14,380,329 and $13,080,492, respectively and a total stockholders' deficit of $4,658,124 and $6,942,377, respectively. In addition, the Company used, rather than provided, cash in its operations in the amounts of $914,037 and $288,724 for the nine months ended September 30, 2002, and the year ended December 31, 2001, respectively.

Since February 2000, the Company has operated without a line of credit. Many of the Company's vendors stopped credit sales of components used by the Company to manufacture products and as a result, the Company converted certain of its turnkey customers to customers that provide consigned components to the Company for production. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

In view of the matters described in the preceding paragraphs, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain or replace present financing, to acquire additional capital from investors, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Abacas Ventures, Inc. ("Abacas") purchased the Company's line of credit from the lender. During the nine months ended September 30, 2002, the Company entered into an agreement whereby the Company exchanged common stock, issued to certain principles of Abacas, for a portion of the debt. The Company's plans include working with vendors to convert trade payables into long-term notes payable and common stock and cure defaults with lenders through forbearance agreements that the Company will be able to service. The Company intends to continue to pursue this type of debt conversion going forward with other creditors. The Company also intends to continue to work with Abacas to maintain the good working relationship between the Company and Abacas. The Company has initiated new credit arrangements for smaller dollar amounts with certain vendors and will pursue a new line of credit after negotiations with certain vendors are complete. If successful, these plans may add significant equity to the Company. There is no assurance that these transactions will occur.

NOTE 3 - RELATED PARTY TRANSACTIONS

Stockholder  Notes  Payable  -- The  Company  paid  cash and  issued  stock as a settlement of the principal amounts due on two separate notes payable to stockholders. An additional $2,465 was advanced to the company during the quarter ended September 30, 2002. The principal balance due to stockholders was $2,465 and $1,390,125 at September 30, 2002, and December 31, 2001,
respectively. Interest associated with amounts due to stockholders was accrued at 10 percent. Unpaid accrued interest was $210,734 and $205,402 at September 30, 2002, and December 31, 2001, respectively, and is included in accrued liabilities. These notes are due on demand.

During the nine months ended September 30, 2002, Abacas completed negotiations with several vendors of the Company, whereby Abacas purchased various past due amounts for goods and services provided by vendors, as well as capital leases. The total of these obligations was $345,263. In addition, Abacas agreed to deduct as an offset of the amount owed to Abacas $120,000, constituting the amounts paid by the Company as legal fees incurred by the Company as part of its negotiations with the Company's vendors. The Company has recorded this transaction as a $345,263 non-cash increase and a $120,000 non-cash payment to the note payable owed to Abacas, pursuant to the terms of the Abacas agreement.

Additionally, the Company entered into a bridge loan agreement with Abacas. This agreement allows the Company to request funds from Abacas to finance the build-up of inventory relating to specific sales. The loan bears interest at 24% and is payable on demand. There are no required monthly payments, but the principal balance cannot exceed $600,000 at any point in time. During the nine months ended September 30, 2002, the Company received aggregate advances of $655,000 and made cash payments of $156,258 for an outstanding balance on the bridge loan of $498,742. The total principal amount owed to Abacas between the note payable and the bridge loan was $1,547,397 as of September 30, 2002.

For the nine months ended September 30, 2002, the Company recorded $174,418 of accrued interest and paid $7,089 of interest on the Abacas loans. Total accrued interest due at September 30, 2002, was $548,255.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Settlement of Litigation - During the nine months ended September 30, 2002, the Company settled a lawsuit that alleged a breach of facilities sublease agreement involving facilities located in Colorado. The Company's liability in this action was originally estimated to range up to $2.5 million. The Company subsequently filed a counter suit in the same court for an amount exceeding $500,000 for missing equipment.

Effective January 18, 2002, the Company entered into a settlement agreement which required the Company to pay the plaintiff the sum of $250,000. Of this amount, $25,000 was paid upon execution of the settlement, and the balance, together with interest at 8% per annum, was payable by July 18, 2002. As security for payment of the balance, the Company executed and delivered to the plaintiff a Confession of Judgment and also issued 3,000,000 shares of common stock, which are currently held in escrow and have been treated as treasury stock recorded at no cost. Because seventy-five percent (75%) of the balance had not been paid by May 18, 2002, the Company was required to prepare and file with the Securities & Exchange Commission, at its own expense, a registration statement with respect to the escrowed shares. Because, by July 18, 2002, the remaining balance had not been paid, the registration statement with respect to the escrowed shares had not been declared effective, and the Company had not replaced the escrowed shares with registered free-trading shares pursuant to the terms of the settlement agreement, the plaintiff filed the Confession of Judgment and proceeded with execution thereon. The Company is currently negotiating with the plaintiff to settle this obligation without the release of the shares held in escrow.

In connection with a separate sublease agreement of these facilities, the Company received a settlement from the sublessee during May 2002 in the amount of $152,500, which has been recorded as other income. The Company did not receive cash from this settlement, but certain obligations of the Company were paid as follows: $109,125 of the principal balance of the note described in the preceding paragraph related to the settlement mentioned above was paid; $7,000 was paid to the Company's legal counsel as a retainer for future services; and the remaining $36,375 was paid to the above mentioned plaintiff as a settlement of rent expense.

During September 2002, the plaintiff has filed a claim that the $109,125 portion of the payment was to be applied as additional rent expense rather than a principal payment on the note payable. The Company estimates that the probability of the $109,125 being considered additional rent expense is remote and disputes the claim. The Company intends to vigorously defend the action.

Litigation - In December 1999, a vendor of the Company filed a lawsuit that alleges breach of contract and seeks payment in the amount of approximately $213,000 of punitive damages from the Company related to the Company's non-payment for materials provided by the vendor. The Company denies all substantive allegations made by the vendor and intends to vigorously contest the case.

The Company has been a party to a lawsuit with a customer stemming from an alleged breach of contract. In July 2002, the Company reached a settlement with the customer in which the customer was to make payments from August 1, 2002, through October 29, 2002, to the Company totaling $265,000. As part of the settlement, the Company returned inventory valued at $158,010, settled receivables from the customer of 287,277, settled payables owed to the customer in the amount of $180,287 and sold inventory to a Company related to the customer for $13,949. At September 30, 2002, the Company had received $185,000. Subsequent to September 30, 2002, the final payment of $80,000 had been collected.

During October 1999, a former vendor of the Company brought action against the Company alleging that the Company owed approximately $199,600 for materials and services and terms of a promissory note. The Company entered a settlement agreement under which the Company is to pay $6,256.24 each month until the obligation and interest thereon are paid. This did not represent the forgiveness of any obligation, but rather the restructuring of the terms of the previous agreement. The Company has defaulted on its payment obligations under the settlement agreement. The Company is currently negotiating a new settlement agreement.

Judgment was entered in favor of a vendor during March 2002, in the amount of $181,342 for nonpayment of costs of goods or services provided to the Company. At December 31, 2001 the Company had accrued the entire amount of the claim. The Company is currently in settlement negotiations with the vendor.

An individual filed suit during January 2001, seeking to recover the principal sum of $135,941, plus interest on a promissory note. The parties are presently negotiating settlement.

During March 2000, a vendor brought suit against the Company under allegations that the Company owed approximately $97,000 for the cost of goods or services provided to the Company for the Company's use and benefit. The Company issued a note payable to the vendor in settlement of the amount owed and is required to pay the vendor $1,972 each month until paid. The Company is currently in default on this obligation and is currently negotiating a new settlement agreement.

A financial institution brought suit against the Company during February 2000, alleging that the Company owed approximately $439,000 for a loan provided to the Company for the Company's use and benefit. Judgment was entered against the Company and certain guarantors in the amount of $427,291.69 plus interest at the rate of 8.61% per annum from June 27, 2000. The Company has subsequently made payments to the financial institution, reducing the obligation to $273,089 at September 30, 2002, plus interest accruing from January 1, 2002. Negotiations for settlement of the remaining claims are underway.

Suit was brought against the Company during April, 2001, by a former shareholder alleging that the Company owed $121,825 under the terms of a promissory note. A Stipulation for Settlement and for Entry of Judgment was executed by the parties wherein the Company agreed to arrange for payment of a principal amount of $145,000 in 48 monthly installments. The Company made seven payments and then failed to make subsequent payments, at which time the shareholder obtained a consent judgment against the Company. The Company is currently in settlement negotiations with the former shareholder regarding the judgment.

The Company is the defendant in numerous legal actions primarily resulting from nonpayment of vendor invoices for goods and services received. The Company has accrued the payables and is currently in the process of negotiating settlements with these vendors.

Registration Rights - In connection with the conversion of certain debt to equity, the Company has granted the holders of 5,281,050 shares of common stock the right to include 50% of the common stock of the holders in any registration of common stock of the Company, under the Securities Act for offer to sell to the public (subject to certain exceptions). The Company has also agreed to keep any filed registration statement effective for a period of 180 days at its own expense.

Additionally, in connection with the Company's entering into an Equity Line of Credit Agreement (described in Note 9), the Company granted to the equity line investor (the "Equity Line Investor") registration rights, in connection with which the Company is required to file a registration statement covering the resale of shares put to the Equity Line Investor under the equity line. The Company is also required to keep the registration statement effective until two years following the date of the last advance under the equity line. The Company has not yet filed such registration statement.

Accrued Payroll Tax Liabilities -- As of September 30, 2002, the Company had accrued liabilities in the amount of $2,219,709 for delinquent payroll taxes, including interest estimated at $281,689 and penalties estimated at $264,249. Of this amount, approximately $301,980 was due the State of Utah. During the first quarter of 2002, the Company negotiated a monthly payment schedule of $4,000 to the State of Utah, which did not provide for the forgiveness of any taxes, penalties or interest. These monthly payments were not made during the third quarter. Approximately $1,906,790 is owed to the Internal Revenue Service.

During the first quarter of 2002, the Company negotiated a payment schedule with respect to this amount, pursuant to which monthly payments of $25,000 were required. In addition, the Company committed to keeping current on deposits of federal withholding amounts. The required monthly payments were made during each of the three months during the second quarter. None of the monthly payments were made during the third quarter. The Company is currently renegotiating the terms of the payment schedule with the Internal Revenue Service. In addition, the Company failed to pay several of its current withholding obligations. Approximately $10,939 is owed to the State of Colorado.

NOTE 5 - STOCKHOLDERS' EQUITY

Common Stock Issued for Cash and Debt - Effective January 14, 2002, the Company entered into four substantially identical agreements with existing shareholders pursuant to which the Company issued an aggregate of 43,321,186 shares of restricted common stock at a price of $0.075 per share, the fair value of the shares, for $500,000 in cash and the reduction of principle of $1,499,090 of notes payable and $1,250,000 of notes payable to stockholders. No gain or loss has been recognized on these transactions as the fair value of the stock issued was equal to the consideration given by the shareholders. The Company used the $500,000 cash as working capital.

NOTE 6 - STOCK OPTIONS AND WARRANTS

Employee Grants - During March 2002, the Company granted options to purchase 5,000,000 shares of common stock to certain employees of the Company pursuant to the 2001 Plan. These options vested on the date of grant. The related exercise price for the options was $0.045 to $0.05 per share, the fair value of the Company's common stock on the dates of grant. The options are exercisable through September 2006. The employees exercised all 5,000,000 options for $235,000 cash during the first quarter.

The Company granted options to purchase 2,500,000 shares of common stock at $0.03 per share to an employee in July 2002. These options vested immediately and expire in September 2006. The Company's common stock had a fair value of $0.04 per share at the time these options were granted. Compensation relating to these options of $25,000 or $0.01 per share was recognized at the time of grant. The employee exercised all 2,500,000 options for $25,000 in cash and a $25,000 subscription receivable. The subscription receivable was collected in October 2002.

NOTE 7 - SEGMENT INFORMATION

Segment information has been prepared in accordance with SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." The Company has two reportable segments; electronics assembly and Ethernet technology. The electronics assembly segment manufactures and assembles circuit boards and electronic component cables. The Ethernet technology segment designs and manufactures Ethernet cards. The accounting policies of the segments are consistent with those described in the summary of significant accounting policies in the Company's Annual Report on Form 10KSB/A. The Company evaluates performance of each segment based on earnings or loss from operations. Selected segment information is as follows:

                                                                            Electronics           Ethernet
               September 30, 2002                                             Assembly            Technology        Total
               Sales to external customers                              $      1,547,594     $       433,509      $     1,981,103
               Intersegment sales                                                179,451                  --              179,451
               Segment loss                                                   (1,157,244)           (142,593)          (1,299,837)
               Segment assets                                                  2,577,129             333,235            2,910,364
               Depreciation and amortization                                     352,674              15,703              368,377

               September 30, 2001
               Sales to external customers                              $      1,161,578     $       383,442      $     1,545,020
               Intersegment sales                                                262,832                  --              262,832
               Segment loss                                                   (2,159,721)              8,017           (2,151,704)
               Segment assets                                                  3,513,381             476,454            3,989,835
               Depreciation and amortization                                     363,269              11,522              374,791



                                                                                                         September 30,
                Sales                                                                              2002                2001

                Total sales for reportable segments                                          $     2,160,554      $     1,807,852
                Elimination of intersegment sales                                                   (179,451)            (262,832)

                Consolidated net sales                                                       $     1,981,103      $     1,545,020

                Net Loss

                Net loss for reportable segments                                             $    (1,299,837)     $    (2,151,704)
                Elimination of intersegment losses                                                        --                   --

                                                                                             $    (1,299,837)     $    (2,151,704)

All intersegment sales are recorded at the carrying value of the goods. The carrying value includes materials, labor and overhead. Therefore, the sales result in no intersegment gain or loss.

                                                                                             September 30, December 31,
                Total Assets                                                                       2002                2001

                Total assets for reportable segments                                         $     2,910,364      $     3,587,286
                Adjustment for intersegment amounts                                                   (9,098)              (1,800)

                Consolidated total assets                                                    $     2,901,266      $     3,585,486

NOTE 8 - SUBSEQUENT EVENTS

On November 5, 2002, the Company entered into an Equity Line of Credit Agreement (the "Equity Line Agreement") with a private investor (the "Equity Line Investor"). Under the Equity Line Agreement, the Company has the right to draw up to $5,000,000 from the Equity Line Investor against an equity line of credit (the "Equity Line"), and to put to the Equity Line Investor shares of the Company's common stock in lieu of repayment of the draw. The number of shares to be issued is determined by dividing the amount of the draw by the lowest closing bid price of the Company's common stock over the five trading days after the advance notice is tendered. The maximum amount of any single draw is $85,000.

The Equity Line Investor is required  under the Equity Line  Agreement to tender
the  funds   requested  by  the  Company  within  two  trading  days  after  the five-trading-day period used to determine the market price.

In connection with the Equity Line Agreement, the Company granted registration rights to the Equity Line Investor, in connection with which the Company is required to use its best efforts to file a registration statement and have it declared effective by the Securities and Exchange Commission. The Company has not yet filed such registration statement. The Company is unable to draw on the Equity Line until the registration statement has been declared effective.